Exhibit 1

ROYAL BANK OF CANADA

ANNUAL

INFORMATION

FORM

December 3, 2019

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, we make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. We may make forward-looking statements in this Annual Information Form and in the documents incorporated by reference herein, in other filings with Canadian regulators or the United States (U.S.) Securities and Exchange Commission (SEC), in reports to shareholders and in other communications. Forward-looking statements in this document and in the documents incorporated by reference herein include, but are not limited to, statements relating to our financial performance objectives, vision and strategic goals, the economic and market review and outlook for Canadian, U.S., European and global economies, the regulatory environment in which we operate, the Strategic priorities and Outlook sections for each of our business segments, and the risk environment including our liquidity and funding risk as set out in the 2019 Management’s Discussion and Analysis for the fiscal year ended October 31, 2019 (the 2019 Management’s Discussion and Analysis). The forward-looking information contained in this Annual Information Form and in the documents incorporated by reference is presented for the purpose of assisting the holders of our securities and financial analysts in understanding our financial position and results of operations as at and for the periods ended on the dates presented, as well as our financial performance objectives, vision and strategic goals, and may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. We caution readers not to place undue reliance on these statements as a number of risk factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors – many of which are beyond our control and the effects of which can be difficult to predict – include: credit, market, liquidity and funding, insurance, operational, regulatory compliance, strategic, reputation, legal and regulatory environment, competitive and systemic risks and other risks discussed in the risk sections of our Annual Report for the fiscal year ended October 31, 2019 (the 2019 Annual Report) including information technology and cyber risk, privacy, data and third party related risks, geopolitical uncertainty, Canadian housing and household indebtedness, regulatory changes, digital disruption and innovation, climate change, the business and economic conditions in the geographic regions in which we operate, the effects of changes in government fiscal, monetary and other policies, tax risk and transparency, and environmental and social risk.

We caution that the foregoing list of risk factors is not exhaustive and other factors could also adversely affect our results. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Material economic assumptions underlying the forward-looking statements contained in this Annual Information Form are set out in the “Overview and outlook” section and for each business segment under the headings “Strategic priorities” and “Outlook” in our 2019 Annual Report. Except as required by law, we do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by us or on our behalf.

Additional information about these and other factors can be found in the risk sections of our 2019 Management’s Discussion and Analysis.

TABLE OF CONTENTS

		Management’s Discussion and Analysis Incorporated by Reference
CORPORATE STRUCTURE	1
Name, Address and Incorporation	1
Intercorporate Relationships	1
GENERAL DEVELOPMENT OF THE BUSINESS	1
Three Year History	1	13-16
DESCRIPTION OF THE BUSINESS	3
General Summary	3	13-16, 21-42
Seasonality	3	43-44
Competition	3	21-42
Government Supervision and Regulation – Canada	4
Government Supervision and Regulation – United States	6
Risk Factors	9	47-89
Environmental and Social Risk Policies	9	88-89
DESCRIPTION OF CAPITAL STRUCTURE	10
General Description	10	90-98
Prior Sales	12	90-98, 190-191*
Constraints	12
Ratings	13	54-82
MARKET FOR SECURITIES	14
Trading Price and Volume	14
DIVIDENDS	18	90-98, 191-193*
DIRECTORS AND EXECUTIVE OFFICERS	18
Directors	18
Committees of the Board	20
Executive Officers	20
Ownership of Securities	21
Cease Trade Orders, Bankruptcies, Penalties or Sanctions	22
Conflicts of Interest	22
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	22	201-202*
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	23
TRANSFER AGENT AND REGISTRAR	23
EXPERTS	23
AUDIT COMMITTEE	23
Audit Committee Mandate	23
Composition of Audit Committee	24
Relevant Education and Experience of Audit Committee Members	24
Pre-Approval Policies and Procedures	25
Independent Registered Public Accounting Firm Fees	25
ADDITIONAL INFORMATION	26
TRADEMARKS	26
APPENDIX A – PRINCIPAL SUBSIDIARIES	27
APPENDIX B – EXPLANATION OF RATINGS AND OUTLOOK	28
APPENDIX C – AUDIT COMMITTEE MANDATE	31
APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES	36

*Notes 19, 21 and 26 to the 2019 Annual Consolidated Financial Statements for the fiscal year ended October 31, 2019 (the 2019 Annual Consolidated Financial Statements) for Royal Bank of Canada are incorporated by reference herein.

INFORMATION IS AT OCTOBER 31, 2019, UNLESS OTHERWISE NOTED.

CORPORATE STRUCTURE

Name, Address and Incorporation1

Royal Bank of Canada is a Schedule I bank under the Bank Act (Canada), which constitutes its charter. The Bank was created as Merchants Bank in 1864 and was incorporated under the “Act to Incorporate the Merchants’ Bank of Halifax” assented to June 22, 1869. The Bank changed its name to The Royal Bank of Canada in 1901 and to Royal Bank of Canada in 1990.

The Bank’s corporate headquarters are located at Royal Bank Plaza, 200 Bay Street, Toronto, Ontario, Canada and its head office is located at 1 Place Ville-Marie, Montreal, Quebec, Canada.

Intercorporate Relationships

Information about intercorporate relationships with principal subsidiaries, including place of incorporation and percentage of securities owned by the Bank, is provided in Appendix A.

GENERAL DEVELOPMENT OF THE BUSINESS

Three Year History

Our business strategies and actions are guided by our vision, “To be among the world’s most trusted and successful financial institutions.” Our three strategic goals are:

•	In Canada, to be the undisputed leader in financial services;
•	In the U.S., to be the preferred partner to corporate, institutional and high net worth clients and their businesses; and
•	In select global financial centres, to be a leading financial services partner valued for our expertise.

The Canadian economy showed growth in 2017, supported by robust gains in consumer spending amid strong employment growth, low interest rates and wealth accumulation from rising home prices. The U.S. economy also maintained moderate growth and the Eurozone experienced positive growth despite a politically uncertain environment.

In 2017, RBC delivered solid operating results across most business segments driven by strong earnings in Personal & Commercial Banking, Capital Markets, Wealth Management and Investor & Treasury Services partially offset by lower earnings in Insurance. In accordance with transition planning, Group Executive changes in 2017 included Rod Bolger assuming the role of Chief Financial Officer and Jennifer Tory assuming the role of Chief Administrative Officer following the retirement of Janice Fukakusa, and the appointments of Neil McLaughlin to Group Head, Personal & Commercial Banking, Helena Gottschling to Chief Human Resources Officer and Michael Dobbins to Head, Strategy and Corporate Development.

In 2018, the Canadian economy continued to show growth, albeit at a slower pace than 2017, and economic growth shifted away from consumers as higher interest rates and a slower housing market impacted spending habits. The U.S. economy also continued to show growth, supported by consumer spending and business investment. Although supported by domestic demand, growth in the Eurozone slowed in 2018 as weaker exports to emerging markets impacted trade. Global equity markets experienced elevated volatility in 2018 and equity markets fell due to rising interest rates, inflationary concerns, declines in commodity prices and global trade tensions.

1 we say “we”, “us”, “our”, or “RBC”, we mean Royal Bank of Canada and its subsidiaries, as applicable. References to “the Bank” mean Royal Bank of Canada without its subsidiaries.

RBC delivered record results in 2018 reflecting strong earnings in Personal & Commercial Banking and Wealth Management driven by benefits from higher Canadian and U.S. interest rates and solid volume growth, and in Capital Markets, driven by a lower effective tax rate and higher revenue in Corporate and Investment Banking and Global Markets. Higher results in Insurance also contributed to the increase, while Investor & Treasury Services earnings remained consistent with those in 2017. In 2018, Graeme Hepworth was appointed Chief Risk Officer and joined the Group Executive.

In 2019, the Canadian economy continued to show growth, albeit at a slower pace than 2018. The uncertain global economic backdrop, rising trade tensions and challenges in the energy sector weighed on business sentiment. The U.S. economy also showed slower growth impacted by these factors. However, continued growth is supported by strong consumer spending. The Eurozone economy growth slowed as growth in Germany has slowed amid a sustained downturn in the industrial sector while growth in other major euro area economies remains modest. Government bond yields remain historically low and yield curves in Canada and the U.S. inverted in mid-2019 and remain flat. Global equity markets experienced volatility in 2019 as concerns about rising interest rates, geopolitical tensions and slowing global growth put downward pressure at the beginning of the year while subsequent monetary policy stimulus supported the recovery of equity markets. In 2019, Derek Neldner was appointed to the role of Group Head, Capital Markets and Doug Guzman assumed leadership of Investor & Treasury Services.

We continue to monitor and prepare for regulatory developments and changes in a manner that seeks to ensure compliance with new requirements, while mitigating adverse business or financial impacts to the extent practicable. Such impacts could result from new or amended laws or regulations and the expectations of those who enforce them. Significant developments include continuing changes to global and domestic standards for capital and liquidity, global trade agreements, legislative developments on data privacy, amendments to anti-money laundering regulations, and U.S., U.K. and European regulatory reforms.

Our acquisitions and dispositions that have influenced the general development of our business over the past three years are summarized in the following table:

Business Segment	Acquisition/Disposition	Key Characteristics
Personal & Commercial Banking	U.S. operations of payment processing joint venture, Moneris Solutions Corporation (2017)	• Disposition by our payment processing joint venture Moneris Solutions Corporation of its U.S. operations.
Insurance	RBC General Insurance Company (2016)

•   Disposition of our home and auto insurance manufacturing business, which included a 15 year strategic distribution agreement allowing RBC Insurance to market and sell a full suite of property and casualty insurance products to Canadians.

Additional information can also be found in the “Overview and outlook” section beginning on page 13 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DESCRIPTION OF THE BUSINESS

General Summary

Royal Bank of Canada is a global financial institution with a purpose-driven, principles-led approach to delivering leading performance. Our success comes from the 85,000+ employees who bring our vision, values and strategy to life so we can help our clients thrive and communities prosper. As Canada’s biggest bank, and one of the largest in the world based on market capitalization, we have a diversified business model with a focus on innovation and providing exceptional experiences to our 17 million clients in Canada, the U.S. and 34 other countries.

Our business segments are Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services and Capital Markets. Our business segments are supported by Corporate Support. Additional information about our business and each segment (including segment results) can be found under “Overview and outlook” beginning on page 13 and under “Business segment results” beginning on page 21 of our 2019 Management’s Discussion and Analysis, which sections are incorporated by reference herein.

Seasonality

Information about seasonality is provided under “Quarterly results and trend analysis” beginning on page 43 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Competition

Our competition in Personal & Commercial Banking includes other Schedule 1 banks, independent trust companies, foreign banks, credit unions, caisses populaires and auto financing companies, in Canada; other banks, trust companies and investment management companies, as well as public institutions, in the Caribbean; and other Canadian banking institutions with U.S. operations, in the U.S. Our Canadian Wealth Management business competes with domestic banks and trust companies, investment counselling firms, bank-owned full-service brokerages and boutique brokerages, mutual fund companies and global private banks. In Canada, bank-owned wealth managers continue to be the major players. Our U.S. Wealth Management (including City National) business operates in a fragmented and highly competitive industry and competition includes other broker-dealers, commercial banks and other financial institutions that service high net worth and ultra-high net worth individuals, entrepreneurs and their businesses. Our Global Asset Management business faces competition in Canada from banks, insurance companies and asset management organizations; in the U.S. from independent asset management firms, as well as those that are part of national and international banks, and insurance companies; and internationally from asset managers that are part of international banks as well as national and regional asset managers in the geographies where we serve clients. Competitors to our International Wealth Management business comprise global wealth managers, traditional offshore private banks and domestic wealth managers. In our Canadian Insurance business, the majority of our competitors specialize in life and health or property and casualty products. In our International Insurance business we compete in the global reinsurance market which is competitive and is dominated by a few large players, with significant presence in the U.S., the U.K. and Europe. Our Investor & Treasury Services business competes with other global asset services providers. Our Capital Markets business competes mainly with other Canadian banks in Canada, and with large U.S. and global investment banks and smaller regional firms in the U.S. In the U.K. and Europe, our Capital Markets business competes in our key sectors of expertise with global and regional investment banks; and in Australia and Asia, we compete with global and regional investments banks in select products. Key competitive factors include the range and features of financial products and services offered, pricing, distribution and service quality.

Additional information about our competition can be found under “Business segment results” beginning on page 21 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Government Regulation and Supervision – Canada

The Bank is a “Schedule I” bank under the Bank Act (Canada) (Bank Act), and, as such, is a federally regulated financial institution. It has Canadian insurance and trust and loan company subsidiaries that are also federally regulated financial institutions (FRFI Subsidiaries) governed by (respectively) the Insurance Companies Act (Canada) and the Trust and Loan Companies Act (Canada). The activities of the FRFI Subsidiaries are also regulated under provincial and territorial laws in respect of their activities in the provinces and territories. In certain provinces, some of the Bank’s capital markets and wealth management activities are regulated under provincial securities laws (which are administered and enforced by securities regulatory authorities).

The Office of the Superintendent of Financial Institutions (OSFI), an independent agency of the Government of Canada, reports to the Minister of Finance (the Minister) for the supervision of the Bank as well as its FRFI Subsidiaries. OSFI is required, at least once a year, to examine the affairs and business of each institution for the purpose of determining whether statutory requirements are duly observed and the institution is in sound financial condition, and report to the Minister. The Bank and the FRFI Subsidiaries are also required to make periodic filings and reports to OSFI.

The Bank and the FRFI Subsidiaries are also subject to regulation under the Financial Consumer Agency of Canada Act (FCAC Act).2 The Financial Consumer Agency of Canada (Agency), among other things, enforces consumer-related provisions of the federal statutes which govern these financial institutions. The Commissioner of the Agency must report to the Minister on all matters connected with the administration of the FCAC Act and consumer provisions of other federal statutes, including the Bank Act, Trust and Loan Companies Act and Insurance Companies Act. The Bank and the FRFI Subsidiaries are also subject to provincial and territorial laws of general application.

The Bank and its subsidiaries, Royal Trust Corporation of Canada, The Royal Trust Company, Royal Bank Mortgage Corporation and RBC Investor Services Trust are member institutions of the Canada Deposit Insurance Corporation (CDIC). CDIC insures certain deposits held at its member institutions. Under the Bank Act, the Bank is prohibited from engaging in or carrying on any business other than the business of banking, except as permitted under that statute. The business of banking includes providing any financial services; acting as a financial agent; providing investment counselling services and portfolio management services; issuing payment, credit or charge cards; and operating payment, credit or charge card plans.

The Bank has broad powers to invest in securities, but is limited in making “substantial investments” in or in controlling certain types of entities. A “substantial investment” will arise through direct or indirect beneficial ownership of voting shares carrying more than 10 per cent of the voting rights attached to all outstanding voting shares of a corporation, shares representing more than 25 per cent of the shareholders’ equity in a corporation, or interests representing more than 25 per cent of the ownership interests in any unincorporated entity. The Bank can make controlling, and in certain circumstances, non-controlling substantial investments in certain entities in accordance with the investment provisions under the Bank Act. Some substantial investments may be made only with the prior approval of the Minister or the Superintendent of Financial Institutions (the Superintendent).

The Bank and the FRFI Subsidiaries are also required to maintain, in relation to its operations, adequate capital and liquidity, and OSFI may direct financial institutions to increase capital and/or to provide additional liquidity.

2 For the Bank’s trust subsidiaries, only their retail deposit taking activities are subject to regulation under the FCAC Act.

In April 2018, the Government of Canada published the final regulations on Canada’s bank recapitalisation regime (the Bail-in Regime), which became effective on September 23, 2018 for domestic systemically important banks, including the Bank. Pursuant to the Bail-in Regime and under the Canada Deposit Insurance Corporation Act, in circumstances where the Bank has ceased, or is about to cease, to be viable, the Governor in Council may, upon recommendation of the Minister that he or she is of the opinion that it is in the public interest to do so, by order:

•	vest in CDIC the shares and subordinated debt of the Bank specified in the order (a vesting order);

•	appoint CDIC as receiver in respect of the Bank (a receivership order);

•

if a receivership order has been made, direct the Minister to incorporate a federal institution designated in the order as a bridge institution wholly-owned by CDIC and specifying the date and time as of which the Bank’s deposit liabilities are assumed (a bridge bank order); or

•

if a vesting order or receivership order has been made, direct CDIC to carry out a conversion, by converting or causing the Bank to convert, in whole or in part – by means of a transaction or series of transactions and in one or more steps – the shares and liabilities of the Bank that are subject to the Bail-in Regime into common shares of the Bank or any of its affiliates (a conversion order).

Upon the making of a conversion order, prescribed shares and liabilities under the Bail-in Regime that are subject to that conversion order will, to the extent converted, be converted into common shares of the Bank or any of its affiliates, as determined by CDIC. Subject to certain exceptions, senior debt issued on or after September 23, 2018, with an initial or amended term to maturity (including explicit or embedded options) greater than 400 days, that is unsecured or partially secured and that has been assigned a CUSIP or ISIN or similar identification number is subject to a bail-in conversion. For a description of Canadian bank resolution powers and the consequent risk factors attaching to certain liabilities of the Bank reference is made to rbc.com/investorrelations/_assets-custom/pdf/Bail-in-Disclosure.pdf.

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (the Act) is applicable to all of our businesses in Canada. The Act implements specific measures designed to detect and deter money laundering and the financing of terrorist activities. Further, the Act sets out obligations related to deterring and detecting money laundering and terrorist financing from a global perspective, in order to minimize the possibility that RBC could become a party to these activities. RBC has enterprise-wide anti-money laundering policies and procedures which assist in reducing the risk of facilitating money laundering and terrorist financing activities.

Broker-Dealer/Investment Management Subsidiaries

The activities of certain of the Bank’s subsidiaries, such as RBC Dominion Securities Inc. (RBC DS), RBC Direct Investing Inc. (RBC DI), Royal Mutual Funds Inc. (RMFI), RBC Global Asset Management Inc., Phillips, Hager & North Investment Funds Ltd. (PH&N IF), RBC Phillips, Hager & North Investment Counsel Inc. and RBC InvestEase Inc., which act as securities dealers (including investment dealers, mutual fund dealers and exempt market dealers), advisors (investment counsel/portfolio manager) or investment fund managers are regulated in Canada under provincial and territorial securities laws (which are administered and enforced by the applicable securities regulatory authorities) and, in some cases, by the rules of the applicable self-regulatory organization (the Investment Industry Regulatory Organization of Canada for investment dealers and the Mutual Fund Dealers Association of Canada (MFDA) for mutual fund dealers). Each of RBC DS and RBC DI are members of the Canadian Investor Protection Fund. Customers’ accounts are protected by the Canadian Investor Protection Fund within specified limits. A brochure describing the nature and limits of coverage is available to customers upon request. RMFI and PH&N IF are each members of the MFDA Investor Protection Fund, which protects against certain losses of customer property held by an insolvent MFDA member; similarly, a brochure describing the nature and limits of coverage is also available to customers upon request.

Insurance

The activities of the Bank’s regulated Canadian insurance subsidiaries, RBC Life Insurance Company (RBC Life) and RBC Insurance Company of Canada (RICC), are federally governed by the Insurance Companies Act and by provincial legislation in each province and territory in which they carry on business. In addition, the Bank Act sets out a framework for insurance activities that the Bank may or may not carry out. The Bank may administer, promote and provide advice in relation to certain authorized types of insurance and may conduct any aspect of the business of insurance, other than the underwriting of insurance, outside of Canada and in respect of risks outside Canada. However, in Canada, the Bank may not act as agent for any person in the placing of insurance. The Bank can promote an insurance company, agent or broker or non-authorized types of insurance (e.g. life and home and automobile insurance) to certain prescribed groups where the promotion takes place outside of physical bank branches. Additionally, and subject to applicable restrictions under the Bank Act, RBC Wealth Management Financial Services Inc., a wholly owned indirect subsidiary of the Bank, is licensed under applicable provincial and territorial laws to sell insurance products, including life and living benefits insurance along with money products such as annuities and segregated funds, on both an individual and group basis, for both related and independent insurance companies in Canada.

RBC Life is a member of Assuris, which is a not-for-profit organization that protects Canadian life insurance policyholders against loss of benefits due to the financial failure of a member company. RICC is a member of the Property and Casualty Insurance Compensation Corporation, which is the corporation protecting Canadian property and casualty policyholders against loss of benefits due to the financial failure of a member company.

RBC Insurance Agency Ltd., another wholly owned indirect Bank subsidiary, is a licensed insurance agency that distributes insurance products underwritten by non-RBC entities. These products include home and auto insurance that is underwritten by an unaffiliated insurance company.

Government Regulation and Supervision – United States

Banking

In the U.S., the Bank is characterized as a foreign banking organization (FBO). Generally, the operations of an FBO and its U.S. subsidiaries and offices are subject to the same comprehensive regulatory regime that governs the operations of U.S. domestic banking organizations. The Bank’s U.S. businesses are subject to supervision and oversight by various U.S. authorities, including federal and state regulators, as well as self-regulatory organizations. An FBO must meet several conditions in order to maintain “well managed” status for U.S. bank regulatory purposes: (i) the FBO must have received a composite regulatory rating of “satisfactory” or better for its U.S. branch, agency and commercial lending company operations following its last regulatory examination, (ii) the FBO’s home country supervisor must consent to it expanding its activities in the U.S. to include activities permissible for a financial holding company (FHC), (iii) the FBO’s management must meet standards comparable to those required for a U.S. bank subsidiary of an FHC, and (iv) each U.S. depository institution subsidiary of the FBO and/or bank holding company (BHC) must be deemed to be “well managed”, which requires both a “satisfactory” composite regulatory rating and a “satisfactory” rating on the “management” component of their last regulatory examination.

Under the International Banking Act of 1978 (IBA) and the Bank Holding Company Act of 1956 (BHCA), all of the Bank’s U.S. banking operations are subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve). Under the IBA, the BHCA, and related regulations of the Federal Reserve, the Bank generally may not open a branch, agency or representative office in the U.S., nor acquire five per cent or more of the voting stock of any U.S. bank or BHC, without notice to or prior approval of the Federal Reserve. The Federal Reserve is the U.S. “umbrella regulator” responsible for supervision and oversight of the Bank’s consolidated U.S. activities. The Federal Reserve consults with and obtains information from other prudential and functional U.S. regulators that exercise supervisory authority over the Bank’s various U.S. operations. Reports of financial condition and other information relevant to the Bank’s U.S. businesses are regularly filed with the Federal Reserve.

In 2000, the Bank became a U.S. FHC, as authorized by the Federal Reserve. Pursuant to the Gramm-Leach-Bliley Act, an FHC may engage in, or acquire companies engaged in, a broader range of financial and related activities than are permitted to banking organizations that do not maintain FHC status. To qualify as an FHC, the Bank, as an FBO and BHC, must meet certain capital requirements and must be deemed to be “well managed” for U.S. bank regulatory purposes. In addition, any U.S. depository institution subsidiaries of the FBO or BHC must also meet certain capital requirements and be deemed to be “well managed” and must have at least a “satisfactory” rating under the Community Reinvestment Act of 1977.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) was enacted. The statute effected significant changes to U.S. financial regulations and required rulemaking by the U.S. financial regulators, with material cross-border implications. Section 165 of the Dodd-Frank Act required the Federal Reserve to establish Enhanced Prudential Standards for Foreign Banking Organizations (Regulation YY). Amongst other regulatory requirements, Regulation YY required the Bank to establish an intermediate holding company (IHC) organized under U.S. laws. The IHC is required to hold, directly or indirectly, the Bank’s entire ownership interest in its U.S. insured depository institution subsidiaries and other U.S. subsidiaries (excluding so called section 2(h)(2) companies and Debt Previously Contracted branch subsidiaries). In June 2018, the Bank established a two-tier BHC structure in the U.S., consisting of RBC US Group Holdings, LLC (RIHC), its top-tier BHC, as the Bank’s IHC and the parent of RBC USA Holdco Corporation, the parent of most of the Bank’s U.S. subsidiaries. Both RIHC and RBC USA Holdco Corporation are BHCs and FHCs. The Bank fulfills its Regulation YY regulatory requirements through RIHC, which include capital adequacy, capital planning and stress testing, risk management and governance, liquidity and liquidity stress testing, financial regulatory reporting and other requirements that are similar to, or the same as, those applicable to U.S. domestic BHCs that are similarly categorized under the recently finalized rules which tailored enhanced prudential standards for FBOs and large U.S. banking organizations. In addition, under the Dodd-Frank Act, the Bank is registered as a “Swap Dealer” with the U.S. Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA).

The USA PATRIOT Act, which amended the Bank Secrecy Act, requires U.S. banks and FBOs with U.S. operations to maintain appropriate policies, procedures and controls relating to anti-money laundering compliance, suspicious activity and currency transaction reporting and due diligence on customers to prevent, detect and report individuals and entities involved in money laundering and the financing of terrorism.

The Bank maintains two branches in New York which are licensed and supervised as full federal branches with fiduciary licenses by the Office of the Comptroller of the Currency (OCC), the U.S. supervisor of national banks. In general, the Bank’s branches may exercise the same rights and privileges, and are subject to the same restrictions, as would apply to a U.S. national bank at the same location(s). The Bank’s branches may accept wholesale deposits, but may not take U.S. domestic retail deposits outside of an available exemption. Deposits in the Bank’s branches are not insured by the Federal Deposit Insurance Corporation (FDIC). The Bank also maintains a limited federal branch in Jersey City, New Jersey which may exercise the same rights and privileges as the Bank’s New York federal branches except that it can only take deposits from non-U.S. sources.

The OCC examines and supervises the Bank’s U.S. branch office activities and annually examines and assesses their operations. In addition, the Bank’s U.S. branches are required to maintain a capital equivalency deposit in their state(s) of residence, which deposits are pledged to the OCC. Furthermore, the Bank’s U.S. branch offices are subject to supervisory guidance based on the examiners’ assessment of risk management, operational controls, compliance and asset quality.

The Bank also maintains a state-licensed agency in Texas and state-licensed representative offices in Delaware and Texas. In general, the activities conducted at the Bank’s agency include a broad range of banking powers, including lending and maintaining credit balances, but agencies are limited in their ability to accept deposits from citizens or residents of the U.S. Further limitations may be placed on such agencies’ activities based on state laws. The activities conducted at the Bank’s representative offices are limited to representational and administrative functions; such representative offices do not have authority to make credit decisions and may not solicit or contract for any deposit or deposit-like liability. The Bank’s representative offices are examined and assessed by both the Federal Reserve and state regulators and are required to adhere to any applicable state regulations.

Banking activities are also conducted at City National Bank (CNB) and RBC Bank (Georgia), National Association (RBC Bank), both of which are national banking associations chartered by the OCC. CNB and RBC Bank are members of the Federal Reserve. The OCC serves as the primary federal prudential regulator of CNB and RBC Bank. As U.S. banks, CNB and RBC Bank are allowed to take retail deposits, and they offer retail and commercial banking services, including deposit and credit services, such as consumer lending products (including credit card and mortgage loans), and business and commercial loans. CNB and RBC Bank are subject to capital requirements, dividend restrictions, limitations on investments and subsidiaries, limitations on transactions with affiliates (including the Bank and its branches), deposit reserve requirements and other requirements administered by the OCC and the Federal Reserve. Deposits at CNB and RBC Bank are FDIC-insured to the extent permissible. CNB and RBC Bank are also required to comply with applicable consumer protection laws and regulations such as those promulgated by the Consumer Financial Protection Bureau (CFPB), an independent agency created under the Dodd-Frank Act. As a national bank in the U.S., CNB also has fiduciary powers and offers trust services and investment management services under those powers.

CNB also conducts trust and investment management activities through CNB’s wholly-owned subsidiary, RBC Trust Company (Delaware) Limited (RBC Trust). RBC Trust is a Delaware trust company chartered and supervised by the Delaware State Banking Commission and, as a subsidiary of BHC, is subject to oversight by the Federal Reserve. RBC Trust is subject to dividend restrictions, limitations on investments and other applicable state banking law requirements.

Broker-Dealer Activities and Broker-Dealer Subsidiaries

The principal securities brokerage, trading, advisory and investment banking activities are conducted in the following U.S.-registered broker-dealer subsidiaries:

•	RBC Capital Markets, LLC (RBC CM LLC),
•	RBC Capital Markets Arbitrage S.A. (RBC CMA LLC),
•	City National Securities, Inc.,
•	CNR Securities, LLC (formerly RIM Securities LLC), and
•	Symphonic Securities LLC.

The SEC, state securities regulators, the Financial Industry Regulatory Authority (FINRA) and other self-regulatory organizations regulate these broker-dealer subsidiaries. Certain activities of RBC CM LLC and RBC CMA LLC are also subject to regulation by the CFTC and the NFA. Pursuant to the Dodd-Frank Act, RBC CM LLC is registered as a “Swaps Firm” with the NFA. Certain activities of RBC CM LLC are subject to regulation by the Municipal Securities Rulemaking Board (MSRB).

Investment Management and Other Fiduciary Activities

The Bank’s New York branches have fiduciary powers, and certain branches conduct investment management and custody activities for certain customers. In addition, other affiliates are involved in the business of investment management. In many cases, these activities require that the affiliates be registered with the SEC as investment advisers under the U.S. Investment Advisers Act of 1940 (Advisers Act). The Advisers Act and related rules regulate the registration and activities of investment advisers. Although the regulatory regime for investment advisers is similar to that for broker-dealers, the standard of conduct is higher due to the advisers’ status as fiduciaries. This status as a fiduciary limits the investment adviser’s ability to make use of affiliates and requires that it avoid or manage and disclose conflicts of interests with respect to the conduct of its business.

The following entities are the Bank’s subsidiaries that are registered as “investment advisers” with the SEC:

•	RBC CM LLC,
•	RBC CM Fund Partners, LLC,
•	RBC Global Asset Management (U.S.) Inc. (GAM),
•	RBC Global Asset Management (UK) Limited,
•	RBC Private Counsel (USA) Inc.,
•	BlueBay Asset Management LLP,
•	BlueBay Asset Management USA LLC,
•	City National Rochdale, LLC (CNR),
•	City National Securities, Inc.,
•	Convergent Wealth Advisors, LLC,
•	LMCG Investments, LLC,
•	Mid-Continent Capital, L.L.C. and
•	Symphonic Financial Advisors LLC.

GAM and CNR also each sponsor and act as the adviser to several U.S. mutual funds. The U.S. Investment Company Act of 1940 and related rules regulate the registration and operation of mutual funds and certain activities of the funds’ advisers and other affiliates and certain of the funds’ other service providers.

ERISA and the Internal Revenue Code

The U.S. Employee Retirement Income Security Act of 1974, as amended (ERISA), and the related rules regulate the activities of the financial services industry with respect to pension plan clients. Similarly, the U.S. Internal Revenue Code and the regulations thereunder impose requirements with respect to such clients and also individual retirement accounts (IRAs). Brokers, dealers and investment advisers to pension plans and IRAs must conduct their business in compliance with both ERISA and applicable tax regulations.

Risk Factors

A discussion of risks affecting us and our businesses appears under the headings “Risk management”, “Transactional/positional risk drivers”, “Operational/regulatory compliance risk drivers”, “Strategic risk drivers”, “Macroeconomic risk drivers” and “Overview of other risks” from pages 47 to 89 of our 2019 Management’s Discussion and Analysis, which discussions are incorporated by reference herein.

Environmental and Social Risk Policies

RBC has a long history of environmental leadership dating back to 1991 when we launched our first corporate environmental policy. RBC is committed to transparent disclosure and we report annually on our key environmental performance metrics and targets in our Environmental, Social, and Governance (ESG) Performance Report and Carbon Disclosure Project submissions (responder since 2003 and a signatory since 2007). We have been a signatory to the Equator Principles since 2003, and RBC Global Asset Management and BlueBay Asset Management LLP have been signatories to the United Nations Principles of Responsible Investment since 2015. RBC Europe Limited, a wholly-owned subsidiary of the Bank, is a signatory to the Green Bond Principles and it reports annually on its green bond underwriting activities. In November 2017, we published the RBC Climate Change Position and Disclosure Statement, which established our initial position and approach on climate-related risks, opportunities and disclosures. RBC is committed to publishing climate-related disclosures, at least annually, that consider the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures, and has provided these since 2017. RBC also publishes an annual Modern Slavery Act Statement, which sets out the steps that we have taken to ensure that slavery and human trafficking are not taking place in our supply chains or our business.

RBC has a suite of environmental and social risk management policies, which include policies that are enterprise-wide, policies that are business-specific, and/or policies that apply to certain issues, products, services or industry sectors. These policies focus on environmental and social risk issues including, but not limited to: site contamination, waste management, land and resource use, biodiversity, water quality and availability, climate change, environmental regulation, human rights, Indigenous Peoples’ rights and community engagement. Our environmental and social risk policies seek to identify sectors, clients and business activities that may be exposed to environmental and/or social risk; apply enhanced due diligence and escalation procedures; and establish requirements to manage, mitigate and monitor environmental and social risks. Business segments and corporate functions are responsible for incorporating environmental and social risk management requirements within their operations.

Additional information about our environmental and social risk policies can be found under “Overview of other risks – Environmental and social risk” beginning on page 88 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DESCRIPTION OF CAPITAL STRUCTURE

General Description

The Bank’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of $20 billion and $5 billion, respectively. The following summary of share capital is qualified in its entirety by the Bank’s by-laws and the actual terms and conditions of such shares.

Common Shares

The holders of the Bank’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up.

Preferred Shares

First Preferred Shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. Currently, Non-Cumulative First Preferred Shares Series W, AA, AC, AE, AF, AG, AZ, BB, BD, BF, BH, BI, BJ, BK, BM, BO and C-2 are outstanding. On November 24, 2018, we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AD. On February 24, 2019, we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AK, AJ and AL.

The Non-Cumulative First Preferred Shares Series W are, subject to the consent of the Superintendent, the requirements of the Bank Act and the approval of the Toronto Stock Exchange, redeemable or exchangeable by the Bank into common shares. The first preferred shares are entitled to preference over any second preferred shares (discussed below) and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up.

Effective January 1, 2013, in accordance with capital adequacy requirements adopted by OSFI, non-common capital instruments issued after January 1, 2013, including first preferred shares, must include terms providing for the full and permanent conversion of such securities into common shares upon the occurrence of certain trigger events relating to financial viability (the Non-Viability Contingent Capital requirements) in order to qualify as regulatory capital. As of January 1, 2013, all outstanding capital instruments that do not meet the Non-Viability Contingent Capital requirements will be considered non-qualifying capital instruments and will be phased out beginning January 1, 2013 at the rate of 10 per cent each year for 10 years. The Non-Cumulative First Preferred Shares Series AZ, BB, BD, BF, BH, BI, BJ, BK, BM and BO contain non-viability contingent capital provisions necessary for the shares to qualify as Tier 1 regulatory capital under Basel III and are therefore convertible into common shares upon the occurrence of a non-viability contingent capital trigger event.

We are prohibited by the Bank Act from declaring or paying any dividends on our preferred or common shares when we are, or would be placed as a result of the declaration, in contravention of the capital adequacy and liquidity regulations or any regulatory directives issued under the Bank Act. We may not pay dividends on our common shares or redeem, purchase or otherwise retire common shares or preferred shares at any time without the approval of the holders of outstanding First Preferred Shares unless all dividends to which First Preferred Shareholders are then entitled have been declared and paid or set apart for payment.

On November 2, 2015, in connection with the merger of CNB with and into RBC USA Holdco Corporation, the Bank issued Non-Cumulative First Preferred Shares Series C-1 and C-2 in exchange for two series of outstanding CNB preferred stock. Currently, only Non-Cumulative First Preferred Shares Series C-2 (the Series C-2 Preferred Shares) remain outstanding.

In the event the Bank fails to pay, declare, or set aside for payment, dividends on any of the Series C-2 Preferred Shares or any other series of preferred shares of the Bank for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of the board of directors shall be increased by two at the Bank’s first annual meeting of shareholders held thereafter. The holders of the Series C-2 Preferred Shares shall have the right, together with holders of any shares that, by their terms, expressly provide that they rank pari passu with the Series C-2 Preferred Shares (together, the Series C-2 Parity Shares) and that have similar voting rights, if any, to elect, as a class together, such additional two members to the Bank’s board of directors for a term of one year. Upon the payment, or the declaration and setting aside for payment, in full, of all the cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding preferred shares of the Bank, the terms of such two directors shall terminate, the number of directors of the Bank’s board of directors shall be reduced by two and the voting rights of the holders of the Series C-2 Preferred Shares and the Series C-2 Parity Shares shall cease (subject to the revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods).

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to the Bank’s by-laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of our liquidation, dissolution or winding-up. Except as outlined above with respect to the Series C-2 Preferred Shares and the Series C-2 Parity Shares, holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or the Bank’s by-laws. Under the Bank Act, the Bank may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2/3 per cent of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51 per cent of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

Additional information about the Bank’s share capital can be found under the “Capital management” section beginning on page 90 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

Prior Sales

For information about the Bank’s issuances of subordinated debentures since October 31, 2018, see the “Capital management” section beginning on page 90 of our 2019 Management’s Discussion and Analysis and “Subordinated debentures” in Note 19 beginning on page 190 of our 2019 Annual Consolidated Financial Statements, which section and note are incorporated by reference herein.

Constraints

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $12 billion or more (which includes the Bank). A person is a major shareholder if:

(a)

the aggregate of the shares of any class of voting shares of the Bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20 per cent of that class of voting shares, or

(b)

the aggregate of shares of any class of non-voting shares of the Bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30 per cent of that class of non-voting shares.

Additionally, no person may have a significant interest in any class of shares of a bank (including the Bank) unless the person first receives the approval of the Minister. For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10 per cent of all of the outstanding shares of that class of shares of such bank.

In addition, the Bank Act prohibits a bank from purchasing or redeeming any of its shares or paying any dividends if there are reasonable grounds for believing the bank is, or the payment would cause the bank to be, in contravention of the Bank Act requirement to maintain, in relation to its operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent in relation thereto. Under the Bank Act, the Bank cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent has been obtained.

Subject to certain exceptions, the Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country.

Ratings

Our ability to access unsecured funding markets and to engage in certain collateralized business activities on a cost-effective basis is primarily dependent upon maintaining competitive credit ratings. Our credit ratings are largely determined by the rating agencies’ assessment of the quality of our earnings, the adequacy of our capital and the effectiveness of our risk management programs. There can be no assurance that our credit ratings and rating outlooks will not be lowered or that ratings agencies will not issue adverse commentaries about us, potentially resulting in adverse consequences for our funding capacity or access to capital markets.

A lowering of our credit ratings may also affect our ability, and the cost, to enter into normal course derivative or hedging transactions and may require us to post additional collateral under certain contracts. However, we estimate, based on periodic reviews of ratings triggers embedded in our existing businesses and of our funding capacity sensitivity, that a minor downgrade would not materially influence our liability composition, funding access, collateral usage and associated costs.

As at December 3, 2019, RBC had the following solicited ratings from the rating agencies listed below:3

		RATING	RANK*
Moody’s Investors Service	Legacy Senior Long-term Debt[1]	Aa2	3 of 21
	Senior Long-term Debt[2]	A2	6 of 21
	Short-term Debt	P-1	1 of 4
	Subordinated Debt	Baa1	8 of 21
	NVCC Subordinated Debt	Baa1 (hyb)	8 of 21
	Preferred Shares	Baa3	10 of 21
	NVCC Preferred Shares	Baa3 (hyb)	10 of 21
Outlook – Stable
Standard & Poor’s	Legacy Senior Long-term Debt[1]	AA-	4 of 22
	Senior Long-term Debt[2]	A	6 of 22
	Short-term Debt	A-1+	1 of 8
	Subordinated Debt	A	6 of 22
	NVCC Subordinated Debt	A-	7 of 22
	Preferred Shares	BBB+	8 of 22
	NVCC Preferred Shares	BBB	9 of 22
Outlook – Stable
Fitch Ratings	Legacy Senior Long-term Debt[1]	AA	3 of 23
	Senior Long-term Debt[2]	AA	3 of 23
	Short-term Debt	F1+	1 of 8
	Subordinated Debt	AA-	4 of 23
	NVCC Subordinated Debt	AA-	4 of 23
	Preferred Shares	-	-
	NVCC Preferred Shares	-	-
Outlook – Stable
DBRS	Legacy Senior Long-term Debt[1]	AA (high)	2 of 26
	Senior Long-term Debt[2]	AA	3 of 26
	Short-term Debt	R-1 (high)	1 of 10
	Subordinated Debt	AA (low)	4 of 26
	NVCC Subordinated Debt	A	6 of 26
	Preferred Shares	Pfd-1 (low)	3 of 16
	NVCC Preferred Shares	Pfd-2 (high)	4 of 16
Outlook – Stable
*	Relative rank of each rating within the organization’s overall classification system.
[1]	Includes senior long-term debt issued prior to September 23, 2018 and senior long-term debt issued on or after September 23, 2018, which is excluded from the Bail-in Regime.
[2]	Includes senior long-term debt issued on or after September 23, 2018 which is subject to conversion under the Bail-in Regime.

A definition of the categories of each rating as at December 3, 2019 has been obtained from the respective rating agency’s website and is outlined in Appendix B, and a more detailed explanation may be obtained from the applicable rating agency.

[3]

On July 24, 2019, Kroll Bond Rating Agency, which is registered with the SEC as a nationally recognized statistical rating organization, affirmed the senior unsecured long-term debt and deposit ratings of AA (ranking 3 of 22), the short-term rating of K1+ (ranking 1 of 7) and Stable outlook for RBC. These ratings were unsolicited and RBC did not participate in the ratings process.

On October 22, 2018, Fitch Ratings affirmed our ratings with a stable outlook.

On June 18, 2019, DBRS revised our outlook to stable from positive, upgraded our legacy senior long-term debt rating to AA (high) from AA and upgraded our senior long-term debt rating to AA from AA (low).

On June 24, 2019, Standard & Poor’s affirmed our ratings with a stable outlook.

On August 1, 2019, Moody’s affirmed our ratings with a stable outlook.

Credit ratings, including stability or provisional ratings (collectively, Ratings) are not recommendations to purchase, sell or hold a financial obligation inasmuch as they do not comment on market price or suitability for a particular investor. Ratings may not reflect the potential impact of all risks on the value of securities. In addition, real or anticipated changes in the rating assigned to a security will generally affect the market value of that security. Ratings are determined by the rating agencies based on criteria established from time to time by them and are subject to revision or withdrawal at any time by the rating organization. Each Rating listed in the chart above should be evaluated independently of any other Rating applicable to our debt and preferred shares. As is customary, RBC pays rating agencies to assign Ratings for the parent company as well as our subsidiaries, and for certain other services.

Additional information about Ratings is provided under “Transactional/positional risk drivers – Liquidity and funding risk – Credit ratings” on page 77 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

MARKET FOR SECURITIES

Trading Price and Volume

The Bank’s common shares are listed on the Toronto Stock Exchange (TSX) in Canada, the New York Stock Exchange (NYSE) in the U.S. and the SIX Swiss Exchange (SIX) in Switzerland. The Bank’s preferred shares, except the Series C-2 Preferred Shares, are listed on the TSX. The Bank’s Depositary Shares (representing interests in the Series C-2 Preferred Shares) are listed on the NYSE.

The following table sets out the price range and trading volumes of the common shares on the TSX and the US Composite for the periods indicated. Prices are based on the reported amounts from the TSX Historical Data Access (TSX HDA) and NYSEConnect.

	Common Shares (TSX)			Common Shares (NYSE)
Month	High ($)	Low ($)	Volume	High (US$)	Low (US$)	Volume
November 2018	98.74	93.21	52,423,901	74.38	69.99	15,241,225
December 2018	98.35	90.10	70,755,599	74.68	65.76	15,241,867
January 2019	100.27	92.26	68,001,358	76.37	67.75	19,980,594
February 2019	103.30	100.02	55,366,425	78.51	75.20	15,482,626
March 2019	104.30	100.82	63,649,347	78.66	75.47	23,365,437
April 2019	107.91	101.07	65,029,703	80.39	75.76	16,113,800
May 2019	107.18	101.43	56,678,310	79.82	74.89	18,283,569
June 2019	105.95	101.27	42,329,327	80.10	75.02	14,780,514
July 2019	106.03	103.46	45,079,998	81.00	78.33	19,468,466
August 2019	104.43	97.30	47,601,510	78.94	73.20	20,713,813
September 2019	108.16	98.45	66,976,877	81.61	73.76	19,793,602
October 2019	108.25	104.05	68,050,116	82.58	77.98	26,333,452
November 2019	109.68	106.22	40,490,600	82.55	80.70	14,523,954
The following tables provide the price range and trading volumes of the First Preferred Shares on the TSX for the periods indicated.[4] Prices are based on the reported amounts from the TSX HDA.
	Series W			Series AA
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	24.09	23.47	326,021	25.29	24.95	94,468
December 2018	24.28	23.64	651,555	25.10	24.53	127,801
January 2019	24.39	23.75	484,732	25.30	24.95	137,130
February 2019	24.50	24.07	120,791	25.27	25.00	152,811
March 2019	25.25	24.41	128,636	25.72	25.20	71,100
April 2019	25.29	24.80	270,760	25.54	25.10	128,433
May 2019	25.10	24.66	211,313	25.27	25.12	135,859
June 2019	24.94	24.55	40,751	25.44	25.15	153,624
July 2019	25.18	24.80	72,211	25.40	25.10	220,640
August 2019	25.00	24.60	100,548	25.35	25.20	125,364
September 2019	25.26	24.88	81,281	25.46	25.24	98,924
October 2019	25.27	24.82	49,842	25.49	25.16	108,287
November 2019	25.10	24.67	103,836	25.46	25.26	95,375

4 On November 24, 2018, we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AD. On February 24, 2019, we redeemed all of our issued and outstanding Non-Cumulative First Preferred Shares Series AK, AJ and AL.

	Series AC			Series AD			Series AE
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	25.27	24.92	182,282	25.02	24.96	110,252	25.29	25.00	132,025
December 2018	25.10	24.59	174,674	-	-	-	25.18	24.67	108,435
January 2019	25.28	25.00	299,091	-	-	-	25.28	24.99	89,504
February 2019	25.23	25.05	118,256	-	-	-	25.35	25.05	61,371
March 2019	25.35	25.16	61,894	-	-	-	26.37	25.26	56,165
April 2019	25.37	25.11	51,519	-	-	-	25.42	25.10	63,642
May 2019	25.30	25.11	103,374	-	-	-	25.25	25.11	55,342
June 2019	25.29	25.14	76,208	-	-	-	25.32	25.12	32,463
July 2019	25.35	25.15	64,266	-	-	-	25.44	25.15	77,294
August 2019	25.40	25.17	92,054	-	-	-	25.33	25.20	54,910
September 2019	25.47	25.21	50,618	-	-	-	25.36	25.25	29,057
October 2019	25.44	25.17	115,843	-	-	-	25.39	25.16	55,866
November 2019	25.35	25.21	62,676	-	-	-	25.39	25.21	33,983

	Series AF			Series AG			Series AJ
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	25.30	24.93	129,071	25.30	25.02	123,812	25.06	24.98	395,172
December 2018	25.18	24.84	88,088	25.21	24.79	89,209	25.12	24.75	160,572
January 2019	25.34	24.80	91,760	25.28	25.00	86,586	25.19	24.93	186,662
February 2019	25.25	25.05	46,760	25.28	25.07	52,948	25.00	24.95	58,795
March 2019	25.37	25.20	84,102	25.46	25.25	65,700	-	-	-
April 2019	25.39	25.08	277,316	25.46	25.10	101,505	-	-	-
May 2019	25.22	25.09	118,023	25.32	25.15	86,306	-	-	-
June 2019	25.44	25.10	100,358	25.33	25.16	22,206	-	-	-
July 2019	25.50	25.19	258,849	25.38	25.18	60,688	-	-	-
August 2019	25.35	25.19	78,838	25.37	25.20	62,160	-	-	-
September 2019	25.45	25.26	39,885	25.40	25.28	48,653	-	-	-
October 2019	25.40	25.22	66,965	25.38	25.20	70,756	-	-	-
November 2019	25.36	25.25	37,286	25.58	25.22	66,410	-	-	-

	Series AK			Series AL			Series AZ
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	25.02	25.00	88,644	25.10	25.02	395,339	23.07	20.22	399,686
December 2018	25.13	24.99	48,854	25.15	24.99	195,573	21.22	18.07	596,976
January 2019	25.16	24.93	409,864	25.24	24.92	1,207,470	21.28	19.00	443,713
February 2019	24.99	24.97	2,600	25.17	24.95	203,751	19.79	18.95	562,356
March 2019	-	-	-	-	-	-	19.56	18.38	426,273
April 2019	-	-	-	-	-	-	19.08	18.20	275,144
May 2019	-	-	-	-	-	-	18.90	17.60	463,675
June 2019	-	-	-	-	-	-	18.02	17.20	476,151
July 2019	-	-	-	-	-	-	18.50	17.65	409,578
August 2019	-	-	-	-	-	-	18.15	16.37	766,042
September 2019	-	-	-	-	-	-	17.99	16.78	338,795
October 2019	-	-	-	-	-	-	17.45	16.73	215,275
November 2019	-	-	-	-	-	-	17.33	16.80	417,095

	Series BB			Series BD			Series BF
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	23.06	20.27	411,984	24.27	21.66	282,281	23.77	21.00	334,815
December 2018	21.26	17.85	371,172	22.34	19.83	368,028	21.94	19.67	376,311
January 2019	21.20	18.82	464,201	22.60	20.50	370,601	22.41	20.45	140,336
February 2019	20.15	19.15	563,544	22.08	20.65	492,707	21.28	20.16	437,761
March 2019	19.99	18.65	985,912	21.95	19.90	209,879	21.33	19.49	211,339
April 2019	19.51	18.77	436,360	21.25	20.39	376,036	20.76	20.00	422,303
May 2019	18.83	17.65	252,897	20.87	18.91	290,004	20.55	18.68	241,025
June 2019	17.93	17.11	313,118	19.97	18.50	373,449	19.40	18.15	121,540
July 2019	18.72	17.81	663,570	20.69	19.81	189,342	20.00	19.00	83,989
August 2019	18.20	16.27	364,191	20.00	17.50	472,417	19.38	16.89	218,932
September 2019	17.93	16.85	347,921	19.41	17.99	210,839	18.87	17.40	284,244
October 2019	17.72	16.75	435,830	19.46	18.13	212,705	18.76	17.78	323,711
November 2019	17.48	16.88	517,057	19.20	18.17	471,164	18.86	17.73	126,770

	Series BH			Series BI			Series BJ
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	24.18	23.33	37,268	24.37	23.31	73,542	25.23	24.33	87,865
December 2018	24.24	22.69	103,566	24.25	22.80	65,981	25.39	24.45	104,239
January 2019	24.20	23.22	71,310	24.37	23.29	53,169	25.33	24.72	118,183
February 2019	23.93	23.60	88,224	24.49	23.64	68,255	25.23	24.92	186,224
March 2019	24.40	23.71	42,919	24.47	23.65	178,030	25.49	25.10	42,862
April 2019	24.66	24.06	49,153	24.55	24.06	86,436	25.47	25.01	182,424
May 2019	24.12	23.79	127,549	24.15	23.89	24,401	25.40	25.06	49,039
June 2019	24.23	23.67	38,216	24.15	23.70	44,582	25.35	25.10	47,480
July 2019	24.21	23.85	77,267	24.25	23.72	78,591	25.64	25.25	50,390
August 2019	24.14	23.75	107,415	24.26	23.82	146,751	25.50	24.99	80,583
September 2019	24.47	23.93	39,513	24.44	24.04	104,523	25.75	25.40	53,804
October 2019	24.86	24.31	50,771	24.82	24.30	159,268	25.79	25.47	108,397
November 2019	24.75	24.48	40,743	24.67	24.44	51,028	25.70	25.52	78,017

	Series BK			Series BM			Series BO
Month	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
November 2018	25.99	25.51	1,623,961	26.08	25.63	424,693	24.90	22.57	1,584,680
December 2018	26.23	25.31	311,396	26.18	25.55	200,378	23.40	20.55	926,337
January 2019	26.25	25.50	494,035	26.30	25.69	252,003	23.50	20.70	633,633
February 2019	26.11	25.70	314,654	26.20	25.81	146,616	23.20	21.50	339,469
March 2019	26.35	25.90	484,587	26.47	25.96	492,429	23.00	21.85	320,438
April 2019	26.49	25.89	215,745	26.58	25.90	195,847	22.50	21.66	406,277
May 2019	26.05	25.78	193,149	26.19	25.93	130,704	21.88	20.78	324,689
June 2019	26.08	25.69	209,601	26.19	25.90	100,103	21.37	20.55	236,349
July 2019	26.22	25.79	145,510	26.31	25.92	278,707	21.79	20.81	198,247
August 2019	25.85	25.28	505,144	26.08	25.46	140,144	21.19	18.78	353,990
September 2019	26.05	25.44	265,260	26.14	25.60	133,341	20.65	19.12	266,970
October 2019	26.05	25.53	331,327	26.11	25.64	229,526	20.25	18.80	331,023
November 2019	25.78	25.53	298,276	25.98	25.74	175,258	19.35	18.70	568,995

The following table provides the price range and trading volumes of the Depositary Shares on the NYSE for the period indicated. Prices are based on the reported amounts from NYSEConnect.

	Series C-2
Month	High (US$)	Low (US$)	Volume
November 2018	32.60	29.22	17,154
December 2018	32.60	29.00	10,904
January 2019	30.70	29.05	7,266
February 2019	32.99	29.63	12,589
March 2019	33.00	29.51	18,776
April 2019	31.51	29.95	6,837
May 2019	32.99	30.00	12,705
June 2019	32.50	30.01	11,044
July 2019	31.32	30.66	16,103
August 2019	31.40	28.31	21,917
September 2019	30.04	27.96	27,610
October 2019	30.20	29.00	14,532
November 2019	29.20	28.37	13,369

DIVIDENDS

The Bank has had an uninterrupted history of paying dividends on its common shares and on each of its outstanding series of first preferred shares. Information about the Bank’s dividends paid or payable per share on the common shares and each outstanding series of first preferred shares in each of the two most recently completed years appears under the heading “Selected share data” in the “Capital management” section on page 96 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein. Information about restrictions on the payment of dividends appears under the heading “Restrictions on the payment of dividends” in Note 21 on page 193 of our 2019 Annual Consolidated Financial Statements, which note is incorporated by reference herein.

The declaration amount and payment of future dividends will be subject to the discretion of the Bank’s board of directors, and will be dependent upon the Bank’s results of operations, financial condition, cash requirements and future regulatory restrictions on the payment of dividends and other factors deemed relevant by the board of directors. Information about our dividends and our dividend payout ratio (common share dividends as a percentage of net income less preferred share dividends) is provided under the heading “Selected share data” in the “Capital management” section on page 96 of our 2019 Management’s Discussion and Analysis, which section is incorporated by reference herein.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following are the Bank’s directors as at December 3, 2019:

Name and Year Elected	Province/State and Country of Residence	Occupation
Andrew A. Chisholm (2016)	Ontario, CAN	Corporate Director
Jacynthe Côté (2014)	Quebec, CAN	Corporate Director

Name and Year Elected	Province/State and Country of Residence	Occupation
Toos N. Daruvala (2015)	New York, U.S.A.	Co-Chief Executive Officer, McKinsey Investment Office
David F. Denison (2012)	Ontario, CAN	Corporate Director
Alice D. Laberge (2005)	British Columbia, CAN	Corporate Director
Michael H. McCain (2005)	Ontario, CAN	President and Chief Executive Officer, Maple Leaf Foods Inc.
David I. McKay (2014)	Ontario, CAN	President and Chief Executive Officer, Royal Bank of Canada
Heather Munroe-Blum (2011)	Quebec, CAN	Chairperson, Canada Pension Plan Investment Board
Kathleen P. Taylor (2001)	Ontario, CAN	Chair of the Board, Royal Bank of Canada
Bridget A. van Kralingen (2011)	New York, U.S.A.	Senior Vice-President, Industry Platforms and Global Industries, IBM Corporation
Thierry Vandal (2015)	New York, U.S.A.	President, Axium Infrastructure US Inc.
Frank Vettese (2019)	Ontario, CAN	Corporate Director
Jeffery W. Yabuki (2017)	Wisconsin, U.S.A.	Chairman and Chief Executive Officer, Fiserv, Inc.

Directors are elected annually and hold office until the next annual meeting of shareholders. Since November 1, 2014, the directors have held the principal occupations described above, except for the following:

Mr. Andrew A. Chisholm was an Advisory Director at Goldman Sachs & Co. prior to his retirement in April 2016 and Senior Strategy Officer at Goldman Sachs & Co. prior to 2014.

Mr. Toos N. Daruvala was director and senior partner prior to December 2015 and Director Emeritus and Senior Advisor prior to January 2017 at McKinsey & Company.

Mr. David I. McKay was President of Royal Bank of Canada prior to August 2014 and Group Head, Personal & Commercial Banking of Royal Bank of Canada prior to March 2014.

Ms. Bridget A. van Kralingen was Senior Vice-President, IBM Global Business Services, IBM from January 2012 to August 2016.

Mr. Thierry Vandal was President and Chief Executive Officer of Hydro-Québec prior to May 2015.

Mr. Frank Vettese was Managing Partner and Chief Executive, Deloitte Canada from 2012 to June 2019.

Committees of the Board

Audit Committee: D.F. Denison (Chair), A.A. Chisholm, J. Côté, M.H. McCain, F. Vettese and J.W. Yabuki.

Risk Committee: T.N. Daruvala (Chair), D.F. Denison, A.D. Laberge, H. Munroe-Blum, B.A. van Kralingen and T. Vandal.

Governance Committee: J. Côté (Chair), A.A. Chisholm, T.N. Daruvala, A.D. Laberge and J.W. Yabuki.

Human Resources Committee: T. Vandal (Chair), M.H. McCain, H. Munroe-Blum, B.A. van Kralingen and F. Vettese.

Executive Officers

The following are the Bank’s executive officers as at December 3, 2019:

Name	Province and Country of Residence	Title

Rod Bolger	Ontario, CAN	Chief Financial Officer

Michael Dobbins	Ontario, CAN	Chief Strategy & Corporate Development Officer

Helena Gottschling	Ontario, CAN	Chief Human Resources Officer

Douglas Guzman	Ontario, CAN	Group Head, Wealth Management, Insurance and Investor & Treasury Services

Graeme Hepworth	Ontario, CAN	Chief Risk Officer

Christoph Knoess	New York, U.S.A.	Chief Administrative Officer

David I. McKay	Ontario, CAN	President & Chief Executive Officer

Neil McLaughlin	Ontario, CAN	Group Head, Personal & Commercial Banking

Derek Neldner	Ontario, CAN	Group Head and CEO, Capital Markets

Bruce Ross	Ontario, CAN	Group Head, Technology and Operations

Jennifer Tory	Ontario, CAN	Chief Administrative Officer

Since November 1, 2014, the executive officers have held the positions described below:

Mr. Rod Bolger was appointed to Group Executive in his role as Chief Financial Officer effective December 1, 2016. Prior to his current role, Mr. Bolger was Executive Vice President, Finance & Controller since 2015 and Senior Vice President, Finance & Controller since 2011.

Mr. Michael Dobbins was appointed to Group Executive in his role as Chief Strategy & Corporate Development Officer effective November 1, 2016. Prior to his current role, Mr. Dobbins was Executive Vice President, Personal Financing Products Canada & U.S. since 2012.

Ms. Helena Gottschling was appointed to Group Executive in her role as Chief Human Resources Officer effective June 1, 2017. Prior to her current role, Ms. Gottschling was Senior Vice President, Human Resources since January 2008.

Mr. Douglas Guzman was appointed to Group Executive in his role as Group Head, Wealth Management & Insurance effective November 1, 2015 and assumed leadership of Investor & Treasury Services effective November 1, 2019.5 Prior to his current role, Mr. Guzman was Managing Director and Head Global Investment Banking, Capital Markets since 2006.

Mr. Graeme Hepworth was appointed to Group Executive in his role as Chief Risk Officer of Royal Bank of Canada effective April 9, 2018. Prior to his current role, Mr. Hepworth was Executive Vice President, Group Risk Management, Retail and Commercial Risk since 2017, Senior Vice President, Group Risk Management, Personal & Commercial Banking since 2015 and before that he was Chief Risk Officer, Europe & Asia since 2011.

Mr. Christoph Knoess was appointed to the Group Executive in his role as Chief Administrative Officer effective December 2, 2019. Prior to his appointment, Mr. Knoess was a Partner in Digital, Technology and Organizational Agility in Banking at McKinsey & Company since 2017 and before that he was a Partner and Global Head of the Digital, Technology and Analytics Practice at Oliver Wyman since 2008.

Mr. David I. McKay was appointed President of Royal Bank of Canada effective in February 2014 and Chief Executive Officer effective in August 2014. Mr. McKay was appointed to Group Executive in his role as Group Head, Canadian Banking in April 2008 and was appointed Group Head, Personal & Commercial Banking effective October 31, 2012.

Mr. Neil McLaughlin was appointed to Group Executive in his role as Group Head, Personal & Commercial Banking effective May 2017. Prior to his current role, Mr. McLaughlin was Executive Vice President, Business Financial Services, Personal & Commercial Banking since October 2014.

Mr. Derek Neldner was appointed to the Group Executive in his role as Group Head and CEO, Capital Markets effective November 1, 2019.5 Prior to his current role, Mr. Neldner was Global Head of Investment Banking since June 2018, Head, Canadian and Asia Pacific Banking since June 2014 and before that he was Head of Energy, Canada since February 2006.

Mr. Bruce Ross was appointed to Group Executive in his role as Group Head, Technology and Operations effective in January 2014. Prior to joining RBC, Mr. Ross was with IBM, holding a series of progressively more senior positions.

Ms. Jennifer Tory was appointed Chief Administrative Officer effective May 2017. Ms. Tory was appointed to Group Executive in her prior role as Group Head, Personal & Commercial Banking effective April 2014. Prior to joining Group Executive, Ms. Tory was Regional President, Greater Toronto Region since November 2005.6

Ownership of Securities

To our knowledge, as at October 31, 2019, the directors and executive officers, as a group, beneficially own or exercise control or direction over less than one per cent (1%) of our common and preferred shares. None of our directors or executive officers holds shares of our subsidiaries except where required for qualification as a director of a subsidiary.

5 On August 21, 2019, Mr. McGregor announced his decision to retire from the Bank effective January 31, 2020. On November 1, 2019, Mr. McGregor was appointed Chairman, Capital Markets and transferred his executive leadership of Capital Markets and Investor & Treasury Services to Mr. Neldner and Mr. Guzman, respectively.

6 On October 25, 2019, Ms. Tory announced her decision to retire from the Bank effective December 31, 2019.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

To the best of our knowledge, no director or executive officer,

(a)

is, as at December 3, 2019 or has been, within the 10 years before, a director, chief executive officer or chief financial officer of any company (including our company), that while that person was acting in that capacity,

(i)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under Canadian securities legislation,[7] for a period of more than 30 consecutive days, or

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under Canadian securities legislation,[7] for a period of more than 30 consecutive days, or

(b)

is, as at December 3, 2019 or has been, within the 10 years before, a director or executive officer of any company (including our company), that while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets, or

(c)

has, within the 10 years before December 3, 2019, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

To the best of our knowledge, none of our directors or executive officers have been subject to (a) any penalties or sanctions imposed by a court relating to Canadian securities legislation7 or by a Canadian securities regulatory authority7 or has entered into a settlement agreement with a Canadian securities regulatory authority,7 or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of our knowledge, no director or executive officer has an existing or potential material conflict of interest with us or any of our subsidiaries.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of our business, we are routinely involved in or parties to various ongoing, pending and threatened legal actions and proceedings.

A description of certain legal proceedings to which we are a party appears in Note 26 “Legal and regulatory matters” beginning on page 201 of our 2019 Annual Consolidated Financial Statements, which note is incorporated by reference herein.

7 National Instrument 14-101 restricts the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

Since October 31, 2018, (a) there have been no penalties or sanctions imposed against us by a court relating to Canadian securities legislation8 or by a Canadian securities regulatory authority8 which are individually or in the aggregate material to the Bank, (b) there have been no other penalties or sanctions imposed by a court or regulatory body against us that would likely be considered important to a reasonable investor in making an investment decision, and (c) we have not entered into any settlement agreements with a court relating to Canadian securities legislation8 or with a Canadian securities regulatory authority8 except that Royal Bank of Canada entered into a settlement agreement with the Ontario Securities Commission (OSC) in relation to identified insufficient supervision and controls for the foreign exchange business, largely in the period 2011 to 2013. The settlement included a voluntary payment of $13.55 million, plus costs in the amount of $800,000. RBC has since enhanced, and continues to enhance, its supervision and controls over its foreign exchange business. The settlement does not involve any allegations or admissions of violations of the Securities Act, and expressly acknowledges that OSC Staff did not find any evidence that RBC was involved in a plan to manipulate any benchmark. The settlement agreement was approved by the OSC by order dated August 30, 2019. This settlement was not material to RBC.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the best of our knowledge, there were no directors or executive officers or any associate or affiliate of a director or executive officer with a material interest in any transaction within the three most recently completed financial years or during the current financial year that has materially affected us or is reasonably expected to materially affect us.

TRANSFER AGENT AND REGISTRAR

For Canada and the Caribbean, Computershare Trust Company of Canada is the transfer agent and registrar for our common shares and our preferred shares. Their principal offices are in the cities of: Montreal, QC; Toronto, ON; Calgary, AB and Vancouver, BC. In the U.S., Computershare Trust Company, N.A. is the co-transfer agent located in Canton, Massachusetts; Jersey City, New Jersey; and College Station, Texas. In the U.K., Computershare Investor Services PLC is the co-transfer agent located in Bristol, England.

EXPERTS

PricewaterhouseCoopers LLP (PwC), Chartered Professional Accountants, audited our Annual Consolidated Financial Statements, which comprise the consolidated balance sheets as of October 31, 2019 and October 31, 2018 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, including the related notes and in respect of the effectiveness of our internal control over financial reporting as of October 31, 2019. PwC has advised that they are independent with respect to the Bank within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario and the rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

AUDIT COMMITTEE

Audit Committee Mandate

The mandate of the Audit Committee is attached as Appendix C to this Annual Information Form.

8 National Instrument 14-101 restricts the meaning of “securities legislation” to Canadian provincial and territorial legislation and “securities regulatory authority” to Canadian provincial and territorial securities regulatory authorities.

Composition of Audit Committee

The Audit Committee consists of David F. Denison (Chair), Andrew A. Chisholm, Jacynthe Côté, Michael H. McCain, Frank Vettese and Jeffery W. Yabuki. The board has determined that each member of the Audit Committee is independent under our Director Independence Policy, which incorporates the independence standards under applicable Canadian and U.S. laws and regulations and none receives, directly or indirectly, any compensation from us other than ordinary course compensation for service as a member of the board of directors and its committees or of a board of directors of one or more of our subsidiaries. All members of the Audit Committee are financially literate within the meaning of National Instrument 52-110 – Audit Committees and of the Corporate Governance Standards of the NYSE. In considering the criteria for determining financial literacy, the board of directors looks at the ability of a director to read and understand a balance sheet, an income statement and a cash flow statement of a financial institution. The board has determined that each of David F. Denison, Jacynthe Côté, Frank Vettese and Jeffery W. Yabuki qualifies as an “audit committee financial expert” as defined by the SEC.

Relevant Education and Experience of Audit Committee Members

In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is as follows:

Andrew A. Chisholm, B.Comm., M.B.A., earned his Bachelor of Commerce from Queen’s University and his M.B.A. from the University of Western Ontario. Mr. Chisholm served in various leadership capacities with Goldman Sachs & Co. during his 31 years with the firm. He also served as an Advisory Director of the firm from 2014 until his retirement in April 2016. Mr. Chisholm has been a member of our Audit Committee since July 2016.

Jacynthe Côté, B.Sc., earned her Bachelor of Science degree from Laval University. Ms. Côté was President and Chief Executive Officer of Rio Tinto Alcan from 2009 to 2014 and was President and Chief Executive Officer of Rio Tinto Alcan’s Primary Metal business group, following Rio Tinto’s acquisition of Alcan Inc. in October 2007. Ms. Côté has been a member of our Audit Committee since October 2014.

David F. Denison, O.C., B.Sc., B.Ed., FCPA, FCA, earned his bachelor degrees in mathematics and education from the University of Toronto and is a Chartered Professional Accountant, Chartered Accountant and a Fellow of CPA Ontario. Mr. Denison was President and Chief Executive Officer of the Canada Pension Plan Investment Board from 2005 to 2012 and was a director of Allison Transmission Holdings, Inc. from 2013 to 2017 and a director and Chair of the Board of Hydro One Limited from 2015 to 2018. He serves as a director of BCE Inc. Mr. Denison has been a member of our Audit Committee since August 2012.

Michael H. McCain, B.B.A., earned his Bachelor of Business Administration (Honours) degree from University of Western Ontario. Mr. McCain is President and Chief Executive Officer of Maple Leaf Foods Inc. (a food processing company) and President and a director of McCain Capital Inc. Mr. McCain serves as a director of Maple Leaf Foods Inc. Mr. McCain has been a member of our Audit Committee since April 2017.

Frank Vettese, B.B.A., FCA, earned his Bachelor of Business Administration from the Schulich School of Business and is a Chartered Accountant and a fellow of the Canadian Institute of Chartered Accountants. Mr. Vettese was Managing Partner and Chief Executive of Deloitte Canada from 2012 to June 2019. Mr. Vettese has been a member of the Audit Committee since July 2019.

Jeffery W. Yabuki, B.S., earned his Bachelor of Science in Business Administration and Accounting from California State University, Los Angeles, and was previously licensed as a Certified Public Accountant. Mr. Yabuki is President and Chief Executive Officer of Fiserv, Inc. and from 1999 to 2005 held various senior positions at H&R Block, Inc., including the position of Executive Vice President and Chief Operating Officer. Mr. Yabuki serves as a director of Fiserv, Inc.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires pre-approval by the Audit Committee of audit services and other services within permissible categories of non-audit services. The policy prohibits us from engaging the auditor for “prohibited” categories of non-audit services. A copy of our Pre-Approval Policies and Procedures can be found in Appendix D.

Independent Registered Public Accounting Firm Fees

Following a tender process, PwC was appointed our auditor by the Board of Directors on January 29, 2016, which appointment was approved by the Bank’s shareholders at the Annual and Special Meeting of Common Shareholders held on April 6, 2016. Fees relating to the years ended October 31, 2019 and October 31, 2018 to PwC and its affiliates, including the nature of each category of fees, are detailed below.

	Year ended October 31, 2019 ($Millions)			Year ended October 31, 2018(1) ($Millions)
	Bank and Subsidiaries	Mutual Funds(2)	Total	Bank and Subsidiaries	Mutual Funds(2)	Total
Audit fees	38.5	2.5	41.0	35.8	2.3	38.1
Audit-related fees	8.0	-	8.0	7.0	-	7.0
Tax fees	0.1	0.3	0.4	0.1	0.3	0.4
All other fees	0.4	0.5	0.9	0.4	0.5	0.9
Total fees	47.0	3.3	50.3	43.3	3.1	46.4

(1) The 2018 amounts have been updated to reflect $0.5 million of additional audit fees which relate to the year ended October 31, 2018.

(2) The Mutual Funds category includes fees paid for professional services provided by PwC for certain mutual funds managed by subsidiaries of the Bank. In addition to other administrative costs, the subsidiaries are responsible for the auditors’ fees for professional services rendered in connection with the annual audit, statutory and regulatory filings and other services for the Mutual Funds in return for a fixed administration fee.

Audit Fees

Audit fees were paid for professional services rendered by the auditor for the integrated audit of the Annual Consolidated Financial Statements of the Bank, including its audit of the effectiveness of our internal control over financial reporting, and any financial statement audits of our subsidiaries. In addition, audit fees were paid for services that generally only the Bank’s independent auditor reasonably can provide including services provided in connection with statutory and regulatory filings related to prospectuses and other offering documents.

Audit-Related Fees

Audit-related fees were paid for assurance and related services that are reasonably related to the performance of the audit or review of our Annual Consolidated Financial Statements and are not reported under the audit fees item above. These services consisted of:

•	special attest services traditionally performed by the Bank’s independent auditor;
•	reporting on the effectiveness of internal controls as required by contract or for business reasons;
•	the audits of the financial statements of our various pension plans; and
•	the audits of various trusts and limited partnerships.

Tax Fees

Tax fees were paid for tax compliance services including the review of original and amended tax returns and assistance in completing routine tax schedules and calculations.

All Other Fees

These services consist of French translation of financial statements and related continuous disclosure and other public documents containing financial information for us and certain of our subsidiaries as well as accounting and other research publications.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities, and securities authorized for issuance under equity compensation plans, where applicable, is contained in the Bank’s Management Proxy Circular for the most recent annual meeting of shareholders. Additional financial information is provided in our Annual Consolidated Financial Statements and Management’s Discussion and Analysis which are included in our 2019 Annual Report.

Copies of this Annual Information Form, our 2019 Annual Report and Management Proxy Circular in respect of the most recent annual meeting of shareholders may be obtained from Investor Relations at 200 Bay Street, Toronto, Ontario, M5J 2J5 (416-955-7802).

This Annual Information Form, the Annual Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended October 31, 2019, as well as additional information about us may be found on our website at rbc.com, on SEDAR, the Canadian Securities Administrators’ website, at sedar.com, and on the EDGAR section of the SEC’s website at sec.gov.

Information contained in or otherwise accessible through the websites mentioned in this Annual Information Form does not form a part of this Annual Information Form. All references in this Annual Information Form to websites are inactive textual references and are for your information only.

TRADEMARKS

Trademarks used in this annual information form include the LION & GLOBE Symbol, ROYAL BANK OF CANADA and RBC, which are trademarks of Royal Bank of Canada used by Royal Bank of Canada and/or by its subsidiaries under license. All other trademarks mentioned in this annual information form, which are not the property of Royal Bank of Canada, are owned by their respective holders.

APPENDIX A – PRINCIPAL SUBSIDIARIES

(Millions of Canadian dollars)		As at October 31, 2019

Principal subsidiaries (1)	Principal office address (2)	Carrying value of voting shares owned by the Bank (3)

Royal Bank Holding Inc.	Toronto, Ontario, Canada	65,288
RBC Insurance Holdings Inc.	Mississauga, Ontario, Canada
RBC Life Insurance Company	Mississauga, Ontario, Canada
R.B.C. Holdings (Bahamas) Limited	Nassau, New Providence, Bahamas
RBC Caribbean Investments Limited	George Town, Grand Cayman, Cayman Islands
Royal Bank of Canada Insurance Company Ltd.	St. Michael, Barbados
Investment Holdings (Cayman) Limited	George Town, Grand Cayman, Cayman Islands
RBC (Barbados) Funding Ltd.	St. Michael, Barbados
Capital Funding Alberta Limited	Calgary, Alberta, Canada
RBC Global Asset Management Inc.	Toronto, Ontario, Canada
RBC Investor Services Trust	Toronto, Ontario, Canada
RBC Investor Services Bank S.A.	Esch-sur-Alzette, Luxembourg
RBC (Barbados) Trading Bank Corporation	St. James, Barbados

RBC US Group Holdings LLC (2)	Toronto, Ontario, Canada	22,329
RBC USA Holdco Corporation (2)	New York, New York, U.S.
RBC Capital Markets, LLC (2)	New York, New York, U.S.
City National Bank	Los Angeles, California, U.S.

RBC Dominion Securities Limited	Toronto, Ontario, Canada	10,068
RBC Dominion Securities Inc.	Toronto, Ontario, Canada

RBC Finance S.à r.l./B.V. (2)	Amsterdam, Netherlands	2,907
RBC Holdings (Luxembourg) S.A R.L.	Luxembourg, Luxembourg
RBC Holdings (Channel Islands) Limited	Jersey, Channel Islands
Royal Bank of Canada (Channel Islands) Limited	Guernsey, Channel Islands

RBC Europe Limited	London, England	2,570

Royal Bank Mortgage Corporation	Toronto, Ontario, Canada	1,321

The Royal Trust Company	Montreal, Quebec, Canada	858

Royal Trust Corporation of Canada	Toronto, Ontario, Canada	298

(1) The Bank directly or indirectly controls each subsidiary.
(2) Each subsidiary is incorporated or organized under the laws of the state or country in which the principal office is situated, except for RBC US Group Holdings LLC and RBC USA Holdco Corporation which are incorporated under the laws of the State of Delaware, U.S., RBC Capital Markets, LLC, which is organized under the laws of the State of Minnesota, U.S., and RBC Finance S.à r.l. / B.V. is a company incorporated in the Netherlands with its official seat in Amsterdam, the Netherlands, and place of effective management, central administration, and principal establishment in Luxembourg, Grand Duchy of Luxembourg.
(3) The carrying value of voting shares is stated as the Bank’s equity in such investments.

APPENDIX B – EXPLANATION OF RATINGS AND OUTLOOK

Institution	Rating	Outlook
Moody’s

●   Obligations rated ‘Aa’ are judged to have high intrinsic, or standalone, financial strength, and thus subject to very low credit risk absent any possibility of extraordinary support from an affiliate or a government.

●   Obligations rated ‘A’ are judged to be upper-medium grade intrinsic, or standalone, financial strength, and thus subject to lower credit risk absent any possibility of extraordinary support from an affiliate or a government.

●   Issuers assessed Baa are judged to have medium-grade intrinsic, or standalone, financial strength, and thus subject to moderate credit risk and, as such, may possess certain speculative credit elements absent any possibility of extraordinary support from an affiliate or a government.

●   Issuers (or supporting institutions) rated Prime-1 have a superior ability to repay short-term debt obligations.

●   Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

A rating outlook is an opinion regarding the likely direction of an issuer’s rating over the medium term.
Standard & Poor’s

●   An obligation rated ‘AA’ differs from the highest-rated obligations only to a small degree. The obligor’s capacity to meet its financial commitment on the obligation is very strong.

●   An obligation rated ‘A’ has strong capacity to meet its financial commitments but is somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher-rated categories.

●   The addition of a plus or minus sign shows the relative standing within the major rating categories.

●   An obligation rated ‘BBB’ exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

●   A short term obligation rated ‘A-1+’ has extremely strong capacity to meet its financial commitments.

A rating outlook assesses the potential direction of a long-term credit rating over the intermediate term (typically six months to two years) and is not necessarily a precursor of a rating change.
Fitch

●   ‘AA’ ratings denote expectations of very low credit risk and are judged to be of very high credit quality. They indicate very strong capacity for payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

●   The modifiers “+” or “-” may be appended to a rating to denote relative status within major rating categories.

●   An obligation rated ‘F1’ has the highest short-term credit quality. It indicates the strongest intrinsic capacity for timely payment of financial commitments. The modifier ‘+’ denotes any exceptionally strong credit feature.

Rating Outlooks indicate the direction a rating is likely to move over a one- to two-year period and does not imply that a rating change is inevitable.

Institution	Rating	Outlook
DBRS

●   An obligation rated ‘AA’ is of superior credit quality. The capacity for the payment of financial obligations is considered high and it is unlikely to be significantly vulnerable to future events. In many cases they differ from obligations rated ‘AAA’ only to a small degree. An obligation rated A is of good credit quality, but of lesser credit quality than AA, and may be vulnerable to future events.

●   Preferred shares rated Pfd-1 are of superior credit quality and are supported by entities with strong earnings and balance sheet characteristics. Pfd-1 securities generally correspond with companies whose senior bonds are rated in the AAA or AA categories.

●   Preferred shares rated Pfd-2 are of satisfactory credit quality. Protection of dividends and principal is still substantial, but earnings, balance sheet and coverage ratios are not as strong as Pfd-1 rated companies. Generally, Pfd-2 ratings correspond with companies whose senior bonds are rated in the A category. R-1 (high) is the highest credit quality. The capacity for the payment of short-term financial obligations as they fall due is exceptionally high. Unlikely to be adversely affected by future events.

●   Each rating category is denoted by the subcategories high and low. The absence of either a “high” or “low” designation indicated the rating is in the middle of the category.

A Positive or Negative Trend is not an indication that a rating change is imminent. Rather, a Positive or Negative Trend represents an indication that there is a greater likelihood that the rating could change in the future.

Institution	Rating	Outlook
Kroll Bond Rating Agency

●   An obligation rated ‘AA’ is determined to have minimal risk of loss due to credit-related events. Such obligors and obligations are deemed very high quality.

●   A short-term obligation rated K1 has a very strong ability to meet short-term obligations.

●   The modifiers “-“ or “+” may be appended to ratings in categories AA through CCC to indicate, respectively, upper and lower risk levels within the broader category.

A rating outlook is an indication of the likely direction of an issuer’s rating over the medium term, generally encompassing a horizon not to exceed two years and is not necessarily a precursor to a rating change.

WHAT THE RATINGS ADDRESS:

Short-term and Long-term Senior Debt

Short-term and long-term senior debt credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to fixed-income obligations whose original maturity is of a short and medium to long-term nature, respectively. They address the possibility that a financial obligation will not be honoured as promised and reflect both the likelihood of default and any financial loss suffered in the event of default.

Subordinated Debt

Subordinated debt credit ratings are the current opinion of the rating agency on creditworthiness of an obligor with respect to a specific financial obligation and a specific class of financial obligation for a specific financial program. Ratings take into consideration the creditworthiness of guarantors, insurers, or other forms of credit enhancement on the obligation and takes into account the currency in which the obligation is denominated.

Preferred Stock

Preferred stock ratings address the issuer’s capacity and willingness to pay dividends and principal, in case of limited life, on a timely basis. They address the likelihood of timely payment of dividends, notwithstanding the legal ability to pass on or defer a dividend payment.

Rating Outlook

Rating Outlook assesses the potential direction of a credit rating over the intermediate to longer term. In determining a Rating Outlook consideration is given to any changes in the economic and fundamental business conditions. An Outlook is not necessarily a precursor of a rating change.

APPENDIX C – AUDIT COMMITTEE MANDATE

ROYAL BANK OF CANADA

(hereinafter referred to as the “Bank”)

October 19, 2017

AUDIT COMMITTEE MANDATE

A.	PURPOSE AND DUTIES OF THE COMMITTEE

1.	General Purpose

The Audit Committee is responsible for assisting the Bank’s board of directors (the “Board”) in its oversight of (i) the integrity of the Bank’s financial statements; (ii) the qualifications, performance and independence of the external auditors; (iii) the performance of the Bank’s internal audit function; (iv) internal controls; and (v) compliance with legal and regulatory requirements.

2.	Financial Statements and other Documents

The Committee will regularly review and discuss the following:

a)

prior to review and approval by the Board, the Bank’s annual statement which includes its annual consolidated financial statements, its quarterly financial statements, and related management’s discussion and analysis;

b)

earnings releases on interim and annual results, the annual information form, the annual report and other financial information, earnings guidance and presentations provided to analysts, rating agencies and the public;

c)	such other periodic disclosure documents as requested by regulators or that may be required by law;

d)	investments and transactions brought to the Committee’s attention that could adversely affect the Bank’s well-being;

e)	prospectuses relating to the issuance of securities of the Bank;

f)	representations provided by management to the auditors, where appropriate;

g)	reports on any litigation matters which could significantly affect the Bank;

h)	tax matters that are material to the financial statements;

i)	reports from the Chief Compliance Officer (the “CCO”) on regulatory compliance matters, and from the Chief Anti-Money Laundering Officer (the “CAMLO”) on anti-money laundering matters; and

j)

other reports as required to be communicated by the auditors by the Canadian Public Accountability Board, the Office of the Superintendent of Financial Institutions, and the U.S. Public Company Accounting Oversight Board.

Moreover, the Committee will ensure that adequate procedures are in place for the review of the Bank’s public disclosure of financial information derived from the Bank’s financial statements, and will periodically assess the adequacy of these procedures.

3.	External Auditor

Subject to the shareholders’ powers conferred by the Bank Act, the Committee will recommend the appointment (or revocation thereof) of any registered public accounting firm (including the external auditor) engaged to prepare or issue an audit report or to perform other audit, review or attest services. The Committee will fix the remuneration and oversee the work of these accounting firms, including the resolution of disagreements with management regarding financial reporting. Such accounting firms will report directly to the Committee.

Moreover, as part of its oversight of the external auditor the Committee will:

a)

meet with the external auditor to review and discuss the annual audit plan, the results of the audit, the auditor’s report with respect to the annual statement, and all other reports, returns and transactions as required by applicable laws;

b)

approve all audit engagement fees and terms, as well as the terms of any permitted non-audit services to be provided by the external auditor to the Bank, with such approvals to be given specifically or pursuant to preapproval policies and procedures adopted by the Committee in accordance with applicable laws;

c)	review any concerns that may be brought forward by the external auditor, including any difficulties they may encounter in conducting their audit, as well as management’s response to such concerns;

d)	review material correspondence between the external auditor and management relating to audit findings;

e)

taking into account the opinions of management and the Bank’s internal auditor, annually assess the external auditor’s qualifications and performance, including relevant experience, geographical reach, professional scepticism, quality of services and communications, and independence and objectivity;

f)	review formal written statements delineating all relationships between the external auditor and the Bank that may impact its independence and objectivity;

g)	annually assess the risk of the external auditor withdrawing from the audit;

h)	discuss with the external auditor and with management the annual audited financial statements and quarterly financial statements, as well as related management’s discussion and analysis;

i)	review hiring policies concerning partners, employees and former partners and employees of the present and former external auditors;

j)

review and evaluate the qualifications, performance and independence of the external auditor’s lead partner and discuss the timing and process for implementing the rotation of the lead audit partner, the concurring audit partners and any other active audit engagement team partner; and

k)

at least annually, obtain and review a report by the external auditor describing: (i) the external auditor’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review or peer review of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditor, and any steps taken to deal with any such issues.

4.	Oversight of Independent Control Functions

The Committee will oversee the finance, compliance, anti-money laundering and internal audit functions, having regard to their independence from the businesses whose activities they review. The Committee will review and approve the appointment or removal of each of the Chief Financial Officer (the “CFO”), the CCO, the CAMLO, and the Chief Audit Executive (the “CAE”), as well as their respective mandates and the mandates or charters of their respective functions. The Committee will approve each of the functions’ organizational structures, budgets and resources. Every year the Committee will assess the effectiveness of each of the CFO, CCO, CAMLO and CAE and their respective functions. It will also periodically review independent assessments of each of these functions. Moreover, it will annually review and approve the internal audit function’s overall risk methodology.

5.	Internal Control

The Committee will assist in the oversight of internal control by engaging in the following activities:

a)	requiring management to implement and maintain appropriate systems of internal control, including internal controls over financial reporting and for the prevention and detection of fraud and error;

b)	evaluating and approving systems of internal control and meeting regularly with the CAE and with management to assess the adequacy and effectiveness of these systems;

c)	receiving reasonable assurances on a regular basis from management that the organization is in control;

d)

reviewing reports from the Chief Executive Officer (the “CEO”) and the CFO regarding any significant deficiency or material weakness in the design or operation of internal controls over financial reporting and the detection of fraud involving management or other employees who have a significant role in the Bank’s internal control over financial reporting;

e)	reviewing and approving the Bank’s disclosure policy and reviewing reports on the effectiveness of the Bank’s disclosure controls and procedures; and

f)

reviewing the process relating to the CEO and CFO’s certifications on the design and effectiveness of the Bank’s disclosure controls and procedures and internal control over financial reporting, and the integrity of the Bank’s quarterly and annual financial statements.

6.	Internal Auditor

The Committee will regularly meet with the CAE to review and approve the annual internal audit plan and review internal audit activities. The Committee will review and discuss with the CAE issues reported to management by the internal audit function and management’s responses and/or corrective actions. The Committee will also evaluate the status of identified control weaknesses, as well as the adequacy and degree of compliance with the Bank’s systems of internal control. Other issues that the Committee may review with the CAE include audit scope, information access, resource limitations or any other difficulties encountered by the internal audit function.

7.	Capital Management

The Committee will review capital transactions and may designate and authorize the issue of (i) First Preferred Shares and (ii) securities qualifying as additional Tier 1 capital under capital adequacy guidelines issued by the Superintendent of Financial Institutions. The Committee may also review and approve securities disclosure documents in connection with issues of the Bank’s subordinated indebtedness as provided in the relevant resolution of the Board.

The Committee will review the adequacy and effectiveness of internal controls related to capital management. It will also discuss with the external auditors any matters arising from the audit that may have an impact on regulatory or capital disclosures included in the Bank’s annual statement.

8.	Committee Reports

The Committee is responsible for preparing any report from the Committee that may be included in the Bank’s annual proxy statement.

9.	Other

a)

The Committee will discuss major issues regarding accounting principles and financial statement presentations, including significant changes in the Bank’s selection or application of accounting principles and analyses prepared by management or the external auditors regarding financial reporting issues and judgments made in connection with the preparation of the financial statements;

b)

The Committee will establish procedures for managing complaints received by the Bank regarding accounting, internal accounting controls or auditing matters, as well as procedures for the confidential and anonymous submission by employees of concerns regarding accounting, internal accounting controls or auditing matters. The Committee will receive reports from the Ombudsman at each Committee meeting and will meet with the Ombudsman annually in relation to these procedures;

c)	The Committee will establish and monitor procedures to provide disclosure of information to customers and for dealing with customer complaints as required by the Bank Act;

d)	The Committee will review and discuss any reports concerning material violations submitted to it by the Bank’s legal counsel pursuant to applicable law and policy;

e)	The Committee will discuss the major financial risk exposures of the Bank and the steps management has taken to monitor and control such exposures; and

f)	Subject to the laws applicable to the subsidiary, the Committee may perform for and on behalf of a subsidiary the functions of an audit committee of the subsidiary.

B.	COMMITTEE COMPOSITION AND PROCEDURES

1.	Composition of Committee

The Committee will be composed of five or more directors. No Committee member may be an officer or employee of the Bank or of an affiliate of the Bank. Each Committee member will be (i) unaffiliated, as determined in accordance with the regulations made under the Bank Act, and (ii) independent, as determined by director independence standards adopted by the Board. Committee membership will reflect a balance of experience and expertise required to fulfill the Committee’s mandate.

All Committee members will be financially literate or become financially literate within a reasonable period after appointment to the Committee. At least one member will have accounting or financial management expertise. No member may serve on the audit committees of more than two other public companies, unless the Board determines such simultaneous service would not impair the member’s ability to serve effectively on the Committee.

2.	Appointment of Committee Members

The Board will appoint or reappoint the Committee members at the annual organizational meeting of the directors. In the normal course members will serve a minimum of three years. Each member will remain a member until a successor is appointed, unless the member resigns, is removed or ceases to be a director. The Board may fill a vacancy that occurs in the Committee at any time.

3.	Committee Chair and Secretary

The Board will appoint or reappoint a Committee Chair from among the members of the Committee. If the Board fails to do so, the Committee members will make the appointment or re-appointment. In the normal course the Committee Chair will serve a minimum of three years. The Committee Chair will not be a former employee of the Bank or of an affiliate. The Secretary of the Committee need not be a director.

4.	Time and Place of Meetings

Meetings may be called by any Committee member, the external auditors or the CFO. The Committee members will determine the time and place of and the procedure at meetings, provided that the Committee meets at least quarterly. The Committee may request any officer or employee of the Bank or the Bank’s outside counsel or external auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

5.	Quorum

A quorum for meetings will be three members.

6.	Notice of Meetings

Notice of the time and place of each meeting will be generally given in writing or by telephone, or by electronic or other communications facilities, to each Committee member and to the external auditors at least 24 hours prior to the time fixed for such meeting; however,

a)

a member may in any manner waive notice of a meeting and attendance of a member at a meeting is a waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called;

b)

a resolution in writing signed by all the members entitled to vote on that resolution at a Committee meeting, other than a resolution of the Committee carrying out its duties under subsection 194(3) of the Bank Act, will be as valid as if it had been passed at a meeting of the Committee; and

c)	capital transactions may be reviewed and/or authorized at a meeting of which at least one hour prior notice is given.

7.	Reporting to the Board

The Committee will report to the Board following each meeting with respect to its activities and recommendations. It will also report to the Board on the annual statement and returns that must be approved by the directors under the Bank Act.

8.	Access to Management and External Advisors

In fulfilling its responsibilities, the Committee will have unrestricted access to management and employees of the Bank. The Committee will select, retain, oversee, terminate and approve the fees of any external advisor that the Committee deems necessary, including any legal or accounting advisor, to assist it in fulfilling its responsibilities. The Bank will provide appropriate funding, as determined by the Committee, for any such engagement.

The Committee may also investigate any matter with full access to all books, records, facilities, management and employees of the Bank.

9.	Private Meetings

At least quarterly the Committee will meet with no members of management present and have separate private meetings with the external auditors, and each of the CAE, the CFO, the CCO, the CAMLO and the General Counsel, to discuss any matters that the Committee or these parties believe should be discussed.

10.	Evaluation of Effectiveness and Review of Mandate

The Committee will annually review and assess the adequacy of its mandate and evaluate its effectiveness in fulfilling its mandate.

APPENDIX D – PRE-APPROVAL POLICIES AND PROCEDURES

Policies and Procedures

for the Monitoring, and Pre-Approval of Services

to be Performed by Public Accounting Firms

and the Review of the External Auditors

(effective October 19, 2016)

Mandate

1.	The mandate of the Audit Committee established by the Board of Directors (“Board”) confers on the Committee the authority and responsibility (among other things) to:

•

Pre-approve all audit and any legally permissible non-audit services to be provided by the external auditors and all audit, review and attest services provided by any other public accounting firm, with such approval to be given either specifically or pursuant to pre-approval policies and procedures adopted by the Committee; and

•

To complete an annual and five year comprehensive reviews of the external auditor’s performance and to recommend to the Board the selection and termination of the external auditor subject to shareholder approval.

Purpose

2.	These Policies and Procedures are intended to:

a)	specify the methods by which the Audit Committee may pre-approve the provision of audit, review and attest services by any public accounting firm to the Bank and its subsidiaries;
b)

specify the methods by which the Audit Committee may pre-approve the provision of non-audit services to the Bank and its subsidiaries by the Bank’s external auditors and their affiliates (the “auditors”) that do not impair the independence of the auditors under applicable laws and professional standards, including the rules of the Chartered Professional Accountants Canada, the Public Company Accounting Oversight Board (“PCAOB”), the Canadian Securities Administrators and the U.S. Securities and Exchange Commission;

c)

set forth procedures designed to ensure that any services to be provided by the auditors and that any audit, review or attestation services to be performed by any other public accounting firm have been properly authorized and pre-approved under the authority of the Audit Committee, and that the Committee is promptly informed of each service;

d)	ensure that the Audit Committee’s responsibilities are not delegated to management in violation of applicable law;
e)	specify the policies relating to the annual and comprehensive evaluation of the external auditor and selection of the external auditor by the Audit Committee for recommendation to the Board.

Required Approval of Audit and Non-Audit Services

3.	The Audit Committee shall pre-approve all engagements of the auditors by:

a)	the Bank; or
b)	any subsidiary.

4.	The Audit Committee shall pre-approve engagements of any public accounting firm to provide audit, review or attest services to:

a)	the Bank; or
b)	any subsidiary.

5.	The Audit Committee shall evidence its pre-approval by resolution of the Committee or through the exercise of delegated authority in accordance with these Policies and Procedures.

6.	“Subsidiary” has the meaning set forth in Rule 1-02(x) of the U.S. Securities and Exchange Commission’s Regulation S-X.

7.	For the purpose of these Policies and Procedures and any pre-approval:

a)

“Audit services” include services that are a necessary part of the audit process and any activity that is a necessary procedure used by the accountant in reaching opinions on the financial statements and on internal control over financial reporting as is required under applicable auditing standards (“AAS”), including technical reviews to reach an audit judgment on complex accounting issues;

b)	The term “audit services” is broader than those services strictly required to perform an audit pursuant to AAS and include such services as:
i)	the issuance of comfort letters and consents in connection with offerings of securities;
ii)	the performance of domestic and foreign statutory audits;
iii)	attest services required by statute or regulation; and
iv)

assistance with and review of documents filed with the Office of the Superintendent of Financial Institutions, Canadian Securities Administrators, the Securities and Exchange Commission, the Board of Governors of the Federal Reserve Board and other regulators having jurisdiction over the activities of the Bank and its subsidiaries, and responding to comments from such regulators;

c)

“Audit-related” services are assurance and related services traditionally performed by the principal accountant and that are reasonably related to the performance of the audit or review of financial statements and not categorized under “audit fees” for disclosure purposes.

“Audit-related services” include:

i)	employee benefit plan audits, including audits of employee pension plans,
ii)	due diligence related to mergers and acquisitions,
iii)	consultations and audits in connection with acquisitions, including evaluating the accounting treatment for proposed transactions;
iv)	internal control reviews;
v)	attest services not required by statute or regulation; and
vi)	consultations regarding financial accounting and reporting standards.

Non-financial operational audits are not “audit-related” services;

d)

“Review services” are services applied to unaudited financial statements and consist of the inquiry and analytical procedures that provide the accountant with a reasonable basis for expressing limited assurance that there are no material modifications that should be made to financial statements for them to be in conformity with International Financial Reporting Standards or, if applicable, any other comprehensive basis of accounting;

e)

“Attest” services are those engagements where the accountant issues an examination, a review, or an agreed-upon procedures report on a subject matter, or an assertion about the subject matter that is the responsibility of another party. Examples of the subject matter of an “attest” engagement include: examinations (i.e., audits) of financial forecasts and projections; reviews of pro-forma financial information; reporting on a company’s internal control over financial reporting; and examinations of compliance with contractual arrangements or laws and regulations.

External Auditor Selection and Appointment

8.	The Audit Committee shall monitor, review and assess the quality of the external auditor on an annual basis. The annual assessment will include:

a)	quality and thoroughness of the audit approach and methodology;
b)	level of professional skepticism, and critical judgments applied by the audit team;
c)	independence of the external audit firm and the engagement partner;
d)	skills and knowledge of the audit team;
e)	level of understanding of our businesses and the financial services industry;
f)	sufficiency of resources and ability to complete the audit in a timely manner;
g)	partner rotation;
h)	value for money;
i)	quality of communications;
j)	risk of likelihood of withdrawal from the audit;
k)	input from senior management of RBC;
l)	input from RBC Internal Audit Services;
m)	a self assessment prepared by the auditor; and
n)	audit quality metrics and other matters as determined by the Audit Committee or the Board of Directors.

9.	At least every five years the Audit Committee will conduct a comprehensive assessment of the external auditor. The assessment will include:

a)	considerations included within the annual assessment;
b)	performance since the last comprehensive review, or appointment of the external auditor;
c)	quality and continuity of the engagement team;
d)	tenure of the auditor;
e)	incidence of independence threats and effectiveness of applied safeguards;
f)	track record of the auditor applying professional skepticism; and
g)	responsiveness to changes in the Bank’s businesses (i.e. significant acquisitions or changes to systems) and calls for improvement from regulators, inspectors, Audit Committees or management.

10.	The Audit Committee will take the following into account in deciding whether to recommend the tendering of the external audit engagement of the Bank:

a)	the results of the annual and comprehensive assessments (refer to factors described in sections 8 and 9);
b)	the impact of regulatory and legislative requirements, including mandatory tendering and rotation requirements on the Bank and its subsidiaries; and
c)	other factors deemed relevant by the Audit Committee or the Board.

Delegation

11.

The Audit Committee may from time to time delegate to one or more of its members who are “independent” (within the meanings of applicable law and the rules or policies of a securities commission having jurisdiction, and the New York Stock Exchange) the power to pre-approve from time to time:

a)	audit, review or attest services to be provided by any public accounting firm (including the auditors) that have not been otherwise approved by the Committee;
b)	permissible non-audit services to be provided by the auditors that have not otherwise been approved by the Committee, and
c)	changes in the scope of pre-approved engagements and the maximum estimated fees for engagements that have been pre-approved by the Committee.

12.

The member(s) exercising such delegated authority must report at the next regularly scheduled meeting of the Audit Committee any services that were pre-approved under this delegated authority since the date of the last regularly scheduled meeting.

13.

The member(s) exercising delegated authority may evidence his or her approval by signing an instrument in writing that describes the engagement with reasonable specificity, or by signing an engagement letter containing such a description.

14.

In addition, member(s) exercising delegated authority may pre-approve an engagement orally, if any such oral approval is promptly confirmed in writing. Such written confirmation may be given by fax or e-mail and must describe the engagement with reasonable specificity.

Responsibilities of External Auditors

15.	To support the independence process, the external auditors shall:

a)	confirm in engagement letters that performance of the work will not impair independence;
b)

satisfy the Audit Committee that they have in place comprehensive internal policies and processes to ensure adherence, world-wide, to independence requirements, including robust monitoring and communications;

c)	provide communication and confirmation to the Committee on independence on a regular basis, and at least annually;
d)

provide for Committee approval, in connection with each annual audit engagement, a detailed scope of services outlining each individual audit to be performed and a detailed description of audit-related services;

e)

utilize the tracking numbers assigned by management to all pre-approved services in all fee billings and correspondence, provide detailed annual fee reporting and review management’s detailed quarterly fee reporting.

f)	communicate to the Audit Committee all matters required to be communicated by the Canadian Public Accountability Board and U.S. Public Company Accounting Oversight Board.
g)	maintain certification by the Canadian Public Accountability Board and registration with the U.S. Public Company Accounting Oversight Board; and
h)	review their partner rotation plan and advise the Committee on an annual basis.

Engagements

16.

The Audit Committee will not, as a general rule, pre-approve a service more than one year prior to the time at which it is anticipated that the firm of accountants will be engaged to provide the service.

17.	Engagements will not be considered to be revolving in nature and may not operate from year-to-year without reapproval.

18.

All audit and non-audit services to be provided by the auditors, and all audit, review or attest services to be provided by any public accounting firm, shall be provided pursuant to an engagement letter that shall:

a)	be in writing and signed by the auditors or public accounting firm;
b)	specify the particular services to be provided;
c)	specify the period in which the services will be performed;
d)	specify the maximum total fees to be paid; and
e)

in the case of engagements of the auditors, include a confirmation by the auditors that the services are not within a category of services the provision of which would impair their independence under applicable law and Canadian and U.S. generally accepted auditing standards.

19.	Management shall, before signing and delivering an engagement letter on behalf of the Bank or a subsidiary and before authorizing the commencement of an engagement:

a)	obtain an engagement letter in accordance with the foregoing;
b)	confirm that the services are described in the engagement letter accurately and with reasonable specificity;
c)	obtain confirmation from the auditors that they have conducted an analysis that supports their conclusion that performance of the services will not impair their independence;
d)

with respect to engagements for the provision of services other than audit and audit-related services, obtain confirmation from legal counsel of the Bank that performance of the services will not impair independence; and

e)	verify that the performance of the services has specifically been approved by the Audit Committee or a member in accordance with authority delegated by the Committee.

All engagement letters entered into pursuant to these Policies and Procedures shall be made available to the Audit Committee.

Tax Services

20.	The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of tax services by the auditors on an engagement-by-engagement basis.

21.	The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to the Bank or a subsidiary:

a)	to represent the Bank or a subsidiary before a tax or other court;
b)	if the provision of the services would be prohibited, as prescribed by paragraph 25 of these Policies and Procedures; or
c)

related to marketing, planning or opinion in favour of the tax treatment of (1) a transaction offered under conditions of confidentiality and for which a fee has been or will be paid by the Bank; or (2) a transaction that was initially recommended directly or indirectly, by the accountant and a significant purpose of which is tax avoidance, unless the proposed tax treatment is at least more likely than not to be allowable under applicable tax laws.

22.

The Audit Committee shall not pre-approve, and any member of the Audit Committee may not exercise delegated power to engage the auditors to provide, tax services to a person in a financial oversight role at the Bank, or an immediate family member of such a person, except as would be permitted by the PCAOB rules.

Other Non-Audit Services

23.

The Audit Committee, and any member in the exercise of delegated power, shall consider the provision of other non-audit services (non-audit services other than audit-related services and tax services, and including non-audit services relating to internal control and business recovery services) by the auditors on an engagement-by-engagement basis. Any approval of non-audit services relating to internal control must be preceded by a discussion with the auditors of the potential effects of the services on independence as required by the rules of the PCAOB.

Value-Added Services

24.

The Audit Committee recognizes and approves of the fact that the auditors from time to time provide, without charge or commitment, value added services to the Bank and its subsidiaries that do not involve an engagement of the auditors. Such value added services may include surveys, educational sessions, workshops, roundtable meetings with peers, benchmarking studies, and monitoring of contest draws as an independent observer. The Audit Committee receives and reviews periodic reports from management and the auditors providing representative examples of such services as part of its monitoring of the Bank’s overall relationship with the auditors.

Prohibited Services

25.

The Audit Committee shall not pre-approve, and any member may not exercise delegated power to engage the auditors to provide, any services, including tax services or business recovery services, that (i) provide for a contingency or commission fee arrangement; or (ii) involve the auditors performing any of the non-audit services set forth in paragraph (c)(4) of Rule 2-01 of the U.S. Securities and Exchange Commission’s Regulation S-X, which include:

a.	providing bookkeeping or other services related to the accounting records or financial statements of the Bank or any of its subsidiaries,
b.	providing financial information systems design and implementation to the Bank or any of its subsidiaries,
c.	providing actuarial services to the Bank or any of its subsidiaries,
d.	providing internal audit outsourcing services to the Bank or any of its subsidiaries,
e.	providing human resources services to the Bank or any of its subsidiaries,
f.	providing broker-dealer, investment adviser, or investment banking services to the Bank or any of its subsidiaries,
g.	functioning in the role of management for the Bank or any of its subsidiaries,
h.	auditing their own work in relation to the Bank or any of its subsidiaries,
i.	providing appraisal or valuation services, contribution in kind reports or fairness opinions to the Bank or any of its subsidiaries,
j.	serving in an advocacy role for the Bank or any of its subsidiaries,
k.	providing legal services to the Bank or any of its subsidiaries,
l.	providing services that fall within the category of “expert” services that are prohibited by applicable law to the Bank or any of its subsidiaries, or
m.	providing services to the Bank or any of its subsidiaries that would otherwise compromise their independence under applicable regulatory guidance.

For the purposes of the Prohibited Services listed in this Section 25 above, a “subsidiary” includes any entity for which the Bank uses the equity method of accounting and where it is material to the Bank. Therefore, the Audit Committee is not permitted to pre-approve the provision of the prohibited services listed above by the auditors to these entities.

Timely Reporting to the Audit Committee

26.

Management shall provide a quarterly written report to the Audit Committee of services performed and related fees, at the scheduled meeting of the Committee held following the end of each fiscal quarter end.

No Delegation to Management

27.	Nothing in these Policies and Procedures shall be interpreted as a delegation to management of the Audit Committee’s responsibilities in violation of applicable law.

Effective Date

28.	These updated Policies and Procedures are effective as and from October 19, 2016.

Disclosure

29.	The Bank shall disclose these Policies and Procedures in its periodic filings, as required by applicable law.

Review

30.	The Audit Committee shall review and reassess the adequacy of these Policies and Procedures on a triennial basis.